SONY COMPUTER ENTERTAINMENT AMERICA INC.

                                      AND

                            CONSPIRACY ENTERAINMENT


              [LOGO](R) SONY PLAYSTATION

                                PLAYSTATION(R)2

                                 CD-ROM/DVD-ROM

                          LICENSED PUBLISHER AGREEMENT

                                  Confidential

                               TABLE OF CONTENTS


         SECTION:                                                      PAGE:
         --------                                                      -----

         1.       DEFINITION OF TERMS                                  1
         2.       LICENSE GRANT                                        3
         3.       DEVELOPMENT OF LICENSED PRODUCTS                     3
         4.       LIMITATIONS ON LICENSES; RESERVATION OF RIGHTS       4
         5.       QUALITY STANDARDS FOR THE LICENSED PRODUCTS 5
         6.       MANUFACTURE OF THE LICENSED PRODUCTS                 7
         7.       MARKETING AND DISTRIBUTION                           10
         8.       ROYALTIES                                            12
         9.       REPRESENTATIONS AND WARRANTIES                       15
         10.      INDEMNITIES; LIMITED LIABILITY                       16
         11.      SCEA INTELLECTUAL PROPERTY RIGHTS                    17
         12.      INFRINGEMENT OF SCEA INTELLECTUAL PROPERTY
                  RIGHTS BY THIRD PARTIES                              18
         13.      CONFIDENTIALITY                                      18
         14.      TERM AND TERMINATION                                 20
         15.      EFFECT OF EXPIRATION OR TERMINATION                  22
         16.      MISCELLANEOUS PROVISIONS                             23


                                  Confidential

                                 PLAYSTATION' 2
                                 CD-ROM/DVD-ROM
                          LICENSED PUBLISHER AGREEMENT

This LICENSED PUBLISHER AGREEMENT (the "Agreement" or 'TPA"), entered into as of the 28th day of August, 2000 (the "Effective Date"), by and between SONY COMPUTER ENTERTAINMENT AMERICA INC., with offices at 919 E. Hillsdale Boulevard, Foster City, CA 94404 (hereinafter "SCEA"), and Conspiracy Entertainment, with offices at 604 Santa Moncia Blvd., Santa Monica, CA 90401 (hereinafter Publisher").

WHEREAS, SCEA, its parent company, Sony Computer Entertainment Inc., and/or certain of their affiliates and companies within the group of companies of which any of them form a part (collectively referred to herein as "Sony") are designing and developing, and licensing core components of, a computer entertainment system known as the PlayStation(R)2 computer entertainment system (hereinafter referred to as the "System").

WHEREAS, SCEA has the right to grant licenses to certain SCEA Intellectual Property Rights (as defined below) in connection with the System.

WHEREAS, Publisher desires to be granted a non-exclusive license to publish, develop, have manufactured, market, distribute and sell Licensed Products (as defined below) pursuant to the terms and conditions set forth in this Agreement; and SCEA is willing, on the terms and subject to the conditions of this Agreement, to grant Publisher such a license.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Publisher and SCEA hereby agree as follows:

1. Definition of Terms.

   1.1 "Advertising Materials" means any advertising, marketing, merchandising, promotional, public relations (including press releases) and display materials relating to or concerning Licensed Products or proposed Licensed Products, or any other advertising, merchandising, promotional, public relations (including press releases) and display materials depicting any of the Licensed Trademarks. For purposes of this Agreement, Advertising Materials include any advertisements in which the System is referred to or used in any way, including but not limited to giving the System away as prizes in contests or sweepstakes and the public display of the System in product placement opportunities.

   1.2 "Affiliate of SCEA" means, as applicable, either Sony Computer Entertainment Inc. in Japan, Sony Computer Entertainment Europe Ltd. in the United Kingdom or such other Sony Computer Entertainment entity as may be established from time to time.

   1.3 "Designated Manufacturing Facility" means a manufacturing facility or facilities which is designated by SCEA in its sole discretion to manufacture Licensed Products and/or their component parts, which may include manufacturing facilities owned and operated by affiliated companies of SCEA.

   1.4 "Development System Agreement" means an agreement entered into between SCEA and a Licensed Publisher, Licensed Developer or other licensee for the sale or license of Development Tools.

   1.5 "Development Tools" means the PlayStation 2 development tools sold or licensed by SCEA to a Licensed Publisher or Licensed Developer for use in the development of Executable Software for the System.

   1.6 "Executable Software" means software which includes Product Software and any software provided directly or indirectly by SCEA or an Affiliate of SCEA designed for execution exclusively on the System and which has the ability to communicate with the software resident in the System.

   1.7 "Fiscal Year" means a year measured from April 1 to March 31.

   1.8 "Generic Line" means the generic legal attribution line used on SCEA marketing or other materials, which shall be or be substantially similar to the following: "Product copyright and trademarks are the property of the respective publisher or their licensors".

   1.9 "Guidelines" shall mean any guidelines of SCEA or an Affiliate of SCEA with respect to SCEA Intellectual Property Rights, which may be set forth in the SourceBook 2 or in other documentation provided by SCEA or an Affiliate of SCEA to Publisher.

   1.10 "Legal Copy" means any legal or contractual information required to be used in connection with a Licensed Product or Product Information, including but not limited to copyright and trademark attributions, contractual credits and developer or distribution credits.

   1.11 "Level 1 Rebate" shall have the meaning set forth in Section 8.4 hereto.

   1.12 "Level 2 Rebate" shall have the meaning set forth in Section 8.4 hereto.

   1.13 "Licensed Developer" means any developer that has signed a valid and than current Licensed Developer Agreement.

   1.14 "Licensed Developer Agreement" or "LDA" means a valid and current license agreement for the development of Licensed Products for the System, fully executed between a Licensed Developer and SCEA or an Affiliate of SCEA.

   1.15 "Licensed Products" means the Executable Software (which may be combined with Executable Software of other Licensed Publishers or Licensed Developers), which shall consist of one product developed for the System or for the original PlayStation game console per Unit, in final form developed exclusively for the System. Publisher shall have no right to package or bundle more than one product developed for the System or for the original PlayStation game console in a single Unit unless separately agreed with SCEA.

   1.16 "Licensed Publisher" means any publisher that has signed a valid and then current Licensed Publisher Agreement.

   1.17 "Licensed Publisher Agreement" or "LPA" means a valid and current license agreement for the publication, development, manufacture, marketing, distribution and sale of Licensed Products for the System, fully executed between a Licensed Publisher and SCEA or an Affiliate of SCEA.

   1.18 "Licensed Territory" means the United States (including its possessions and territories) and Canada. The Licensed Territory may be modified and/or supplemented by SCEA from time to time pursuant to Section 4.4 below.

   1.19 "Licensed Trademarks" means the trademarks, service marks, trade dress, logos and other icons or indicia designated by SCEA in the SourceBook 2 or other Guidelines for use on or in connection with Licensed Products. Nothing contained in this Agreement shall in any may grant Publisher the right to use the trademark "Sony" in any manner. SCEA may amend such Licensed Trademarks from time to time in the SourceBook 2 or other Guidelines or upon written notice to Publisher.

   1.20 "Manufacturing Specifications" means specifications setting forth terms relating to the manufacture and assembly of PlayStation 2 Format Discs, Packaging, Printed Materials and each of their component parts, which shall be set forth in the SourceBook 2 or other documentation provided by SCEA or a Designated Manufacturing Facility to Publisher and which may be amended from time to time upon reasonable notice to Publisher.

   1.21 "Master Disc" means a recordable CD-ROM or DVD--ROM disc in the form requested by SCEA containing final pre-production Executable Software for a Licensed Product.

   1.22 "Packaging" means, with respect to each Licensed Product, the carton, containers, packaging, edge labels and other proprietary labels, trade dress and wrapping materials, including any jewel case (or other CD-ROM or DVD-ROM container) or parts thereof, but excluding Printed Materials and PlayStation 2 Format Discs.

   1.23 "PlayStation 2 Format Discs" means the uniquely marked or colored CD-ROM or DVD-ROM discs formatted for use with the System which, for purposes of this Agreement, are manufactured on behalf of Publisher and contain Licensed Products or SCEA Demo Discs.

   1.24 "Printed Materials" means all artwork and mechanicals set forth on the disc label of the PlayStation Disc relating to any of the Licensed Products and on or inside any Packaging for the Licensed Product, and all instructional manuals, liners, inserts, trade dress and other user information to be inserted into the Packaging.

   1.25 "Product Information" means any information owned or licensed by Publisher relating in any way to Licensed Products, including but not limited to demos, videos, hints and tips, artwork, depictions of Licensed Product cover art and videotaped interviews.

   1.26 "Product Proposal" shall have the meaning set forth in Section 5.2.1 hereto.

   1.27 "Product Software" means any software including audio and video material developed by a Licensed Publisher or Licensed Developer, which, either by itself or combined with Product Software of other licensees, when integrated with software provided by SCEA or an Affiliate of SCEA, creates Executable Software. It is understood that Product Software contains no proprietary information of Sony or any other rights of SCEA.

   1.28 "Publisher Intellectual Property Rights" means those intellectual property rights, including but not limited to patents and other patent rights, copyrights, trademarks, service marks, trade names, trade dress, mask work rights, utility model rights, trade secret rights, technical information, know-how, and the equivalents of the foregoing under the laws of any jurisdiction, and all other proprietary or intellectual property rights throughout the universe, which pertain to Product Software, Product Information, Printed Materials, Advertising Materials or other rights of Publisher required or necessary under this Agreement.


                          2         CONFIDENTIAL

   1.29 "Purchase Order" means a written purchase order processed in accordance with the terms of Section 6.2.2 hereto, the Manufacturing Specifications or other terms provided separately by SCEA or a Designated Manufacturing Facility to Publisher.

   1.30 "SCEA Demo Disc" means any demonstration disc developed and distributed by SCEA.

   1.31 "SCEA Established Third Party Demo Disc Programs" means (i) any consumer or trade demonstration disc program specified in the SourceBook 2, and (ii) any other third party demo disc program established by SCEA for Licensed Publishers.

   1.32 "SCEA Intellectual Property Rights" means those intellectual property rights, including but not limited to patents and other patent rights, copyrights, trademarks, service marks, trade names, trade dress, mask work rights, utility model rights, trade secret rights, technical information, know-how, and the equivalents of the foregoing under the laws of any jurisdiction, and all other proprietary or intellectual property rights throughout the universe, which are required to ensure compatibility with the System or which pertain to the Licensed Trademarks.

   1.33 "SCEA Product Code" means the product identification number assigned to each Licensed Product, which shall consist of separate product identification numbers for multiple disc sets (i.e., SLUS-xxxxx). This SCEA Product Code is used on the Packaging and PlayStation Disc relating to each Licensed Product, as well as on most communications between SCEA and Publisher as a mode of identifying the Licensed Product other than by title.

   1.34 "Sony Materials" means any data, object code, source code, firmware, documentation (or any part(s) of any of the foregoing), related to the System, selected in the sole judgment of SCEA, which are provided or supplied by SCEA or an Affiliate of SCEA to Publisher or any Licensed Developer and/or other Licensed Publisher. For purposes of this Agreement, Sony Materials shall not include any hardware portions of the Development Tools, but shall include firmware in such hardware.

   1.35 "SourceBook 2" means the PlayStation 2 SourceBook (or any other reference guide containing information similar to the SourceBook 2 but designated with a different name) prepared by SCEA, which is provided separately to Publisher. The SourceBook 2 is designed to serve as the first point of reference by Publisher in every phase of the development, approval, manufacture and marketing of Licensed Products.

   1.36 "Standard Rebate" shall mean the rebate offered by SCEA on titles of Licensed Products that achieve specified sales volumes as set forth in Section
8.4 of this Agreement.

   1.37 "Third Party Demo Disc" means any demo disc developed and marketed by a Licensed Publisher, which complies with the terms of an SCEA Established Third Party Demo Disc Program.

   1.38 "Unit" means an individual copy of a Licensed Product title regardless of the number of PlayStation 2 Format Discs constituting such Licensed Product title.

   1.39 "Wholesale Price" or "WSP" shall mean the greater of (i) the first published price of the Licensed Product offered to retailers by Publisher as evidenced by a sell sheet or price list issued by Publisher, or (ii) the actual price paid by retailers upon the first commercial shipment of a Licensed Product without offsets, rebates or deductions from invoices of any kind.

2. License.

   2.1 License Grant. SCEA grants to Publisher, and Publisher hereby accepts, for the term of this Agreement, within the Licensed Territory, under SCEA Intellectual Property Rights owned, controlled or licensed by SCEA, a non-exclusive, non-transferable license, without the right to sublicense (except as specifically provided herein), to publish Licensed Products using Sony Materials, which right shall be limited to the following rights and other rights set forth in, and in accordance with the terms of, this LPA: (i) to produce or develop Licensed Products and to enter into agreements with Licensed Developers and other third parties to develop Licensed Products; (ii) to have such Licensed Products manufactured; (in) to market, distribute and sell such Licensed Products and to authorize others to do so; (iv) to use the Licensed Trademarks strictly and only in connection with the development, manufacturing, marketing, packaging, advertising and promotion of the Licensed Products, and subject to SCEA's right of approval as provided herein; and (v) to sublicense to end users the right to use the Licensed Products for noncommercial purposes in conjunction with the System only, and not with other devices or for public performance.

   2.2 Separate PlayStation Agreements. Unless specifically set forth in this Agreement, all terms used herein are specific to the System and the third party licensing program related thereto and not to the original PlayStation game console or third party licensing program related thereto. Licenses relating to the original PlayStation game console are subject to separate agreements with SCEA, and any license of rights to Publisher under such separate agreements shall not confer on Publisher any rights under the System and vice versa.

3. Development of Licensed Products.

   3.1 Right to Develop. This LPA grants Publisher the right to develop Licensed Products. It also gives Publisher the right to purchase and/or license


                          3         CONFIDENTIAL

Development Tools, as is appropriate, from SCEA or its designated agent, pursuant to a separate Development System Agreement with SCEA, to assist in such development. In developing Executable Software (or portions thereof), Publisher and its agents shall fully comply in all respects with any and all technical specifications which may from time to time be issued by SCEA. In the event that Publisher uses third party tools to develop Executable Software, Publisher shall be responsible for ensuring that it has obtained appropriate licenses for such use.

   3.2 Development by Third Parties. Except as otherwise set forth herein, Publisher shall not provide Sony Materials or SCEA's Confidential Information to any third party. Publisher shall be responsible for determining that third parties meet the criteria net forth herein. Publisher may contract with a third party for development of Licensed Products, provided that such third party is:
(i) a Licensed Publisher, (ii) a Licensed Developer, or (iii) an SCEA-authorized subcontractor in compliance with the provisions of Section 16.6. Publisher shall notify SCEA in writing of the identity of any such third party within thirty
(30) days of entering into an agreement or other arrangement with the third party.

4. Limitations on Licenses; Reservation of Rights.

   4.1 Reverse Engineering Prohibited. Other than as expressly permitted by SCEA in writing, Publisher shall not directly or indirectly disassemble, decrypt, electronically scan, peel semiconductor components, decompile, or otherwise reverse engineer in any manner or attempt to reverse engineer or derive source code from, all or any portion of the Sony Materials, or permit, assist or encourage any third party to do no. Other than as expressly permitted by SCEA in writing, Publisher shall not use, modify, reproduce, sublicense, distribute, create derivative works from, or otherwise provide to third parties, the Sony Materials, in whole or in part, other than as expressly permitted by SCEA. SCEA shall permit Publisher to study the performance, design and operation of the Development Tools solely for the limited purposes of developing and testing Publisher's software applications, or to build tools to assist Publisher with the development and testing of software applications for Licensed Products. Any tools developed or derived by Publisher resulting from the study of the performance, design or operation of the Development Tools shall be considered as derivative products of the Sony Materials for copyright purposes, but may be treated as trade secrets of Publisher. In no event shall Publisher patent any tools created, developed or derived from Sony Materials. Publisher shall not make available to any third party any tools developed or derived from the study of the Development Tools without the express written permission of SCEA. Use of such tools shall be strictly limited to the creation or testing of Licensed Products and any other use, direct or indirect of such tools is strictly prohibited. Publisher shall be required in all cases to pay royalties in accordance with Section 8hereto to SCEA on any of Publisher's products utilizing any Sony Materials or derivative works made therefrom. Moreover, Publisher shall bear all risks arising from incompatibility of its Licensed Product and the System resulting from use of Publisher-created tools. The burden of proof under this Section shall be on Publisher, and SCEA reserves the right to require Publisher to furnish evidence satisfactory to SCEA that Publisher has complied with this Section.

   4.2 Reservation of SCEA's Rights.

     4.2.1 Limitation of Rights to Licenses Granted. The licenses granted in this Agreement extend only to the publication, development, manufacture, marketing, distribution and sale of Licensed Products for use on the System, in such formats as may be designated by SCEA. Without limiting the generality of the foregoing and except as otherwise provided herein, Publisher shall not distribute or transmit the Executable Software or the Licensed Products via electronic means or any other means now known or hereafter devised, including without limitation, via wireless, cable, fiber optic means, telephone lines, microwave and/or radio waves, or over a network of computers or other devices. Notwithstanding this limitation, Publisher may electronically transmit Executable Software from site to site, or from machine to machine over a computer network, for the sole purpose of facilitating development; provided that no right of retransmission shall attach to any such transmission, and provided further that Publisher shall use reasonable security measures customary within the high technology industry to reduce the risk of unauthorized interception or retransmission of such transmissions. This Agreement does not grant any right or license, under any SCEA Intellectual Property Rights or otherwise, except as expressly provided herein, and no other right or license is to be implied by or inferred from any provision of this Agreement or the conduct of the parties hereunder.

     4.2.2 Other Use of Sony Materials and SCEA Intellectual Property Rights. Publisher shall not make use of any Sony Materials or any SCEA Intellectual Property Rights (or any portion thereof) except as authorized by and in compliance with the provisions of this Agreement. Publisher shall not use the Executable Software, Sony Materials or SCEA's Confidential Information in connection with the development of any software for any emulator or other computer hardware or software system. No right, license or privilege has been granted to Publisher hereunder concerning the development of any collateral product or other use or purpose of any kind whatsoever which displays or depicts any of the Licensed Trademarks. The rights set forth in Section 2.1(v) hereto are limited to the right to sublicense such rights to end users for non-commercial use; any public performance relating to the Licensed Product or the System is prohibited unless expressly authorized in writing by SCEA.


                          4         CONFIDENTIAL

   4.3 Reservation of Publisher's Rights. Separate and apart from Sony Materials and other rights licensed to Publisher by SCEA hereunder, as between Publisher and SCEA, Publisher retains all rights, title and interest in and to the Product Software, and the Product Proposals and Product Information related thereto, including without limitation Publisher Intellectual Property Rights therein, as well as Publisher's rights in any source code and other underlying material such as artwork and music related thereto and any names used as titles for Licensed Products and other trademarks used by Publisher. Nothing in this Agreement shall be construed to restrict the right of Publisher to develop, distribute or transmit products incorporating the Product Software and such underlying material (separate and apart from the Sony Materials) for any hardware platform or service other than the System, or to use Printed Materials or Advertising Materials approved by SCEA as provided herein (provided that such Printed Materials and/or Advertising Materials do not contain any Licensed Trademarks) as Publisher determines for such other platforms. SCEA shall not do or cause to be done any act or thing in any may impairing or tending to impair or dilute any of Publisher's rights, title or interests hereunder. Notwithstanding the foregoing, Publisher shall not distribute or transmit Product Software which is intended to be used with the System via electronic means or any other means now known or hereafter devised, including without limitation, via wireless, cable, fiber optic means, telephone lines, microwave and/or radio waves, or other a network of computers or other devices, except as otherwise permitted in Section
4.2.1 hereto.

   4.4 Additions to and Deletions from Licensed Territory. SCEA may, from time to time, add one or more countries to the Licensed Territory by providing written notice of such addition to Publisher. SCEA shall also have the right to delete, and intends to delete any countries from the Licensed Territory if, in SCEA's reasonable judgment, the laws or enforcement of such laws in such countries do not protect SCEA Intellectual Property Rights. In the event a country is deleted from the Licensed Territory, SCEA shall deliver to Publisher a notice stating the number of days within which Publisher shall cease distributing Licensed Products, and retrieve any Development Tools located, in any such deleted country. Publisher shall cease distributing Licensed Products, and retrieve any Development Tools, directly or through subcontractors, by the end of the period stated in such notice.

   4.5 SourceBook 2 Requirement. Publisher shall be required to comply with all the provisions of the SourceBook 2, including without limitation the Technical Requirements Checklist therein, when published, or within a commercially reasonable time following its publication to incorporate such provisions, as if such provisions were set forth in this Agreement.

5. Quality Standards for the Licensed Products.

   5.1 Quality Assurance Generally. The Licensed Products (and all portions thereof) and Publisher's use of any Licensed Trademarks shall be subject to SCEA's prior written approval, which shall not be unreasonably withheld or delayed and which shall be within SCEA's sole discretion as to acceptable standards of quality. SCEA shall have the right at any stage of the development of a Licensed Product to review such Licensed Product to ensure that it meets SCEA's quality assurance standards. All Licensed Products will be developed to substantially utilize the particular capabilities of the System's proprietary hardware, software and graphics. No approval by SCEA of any element or stage of development of any Licensed Product shall be deemed an approval of any other element or stage of such Licensed Product, nor shall any such approval be deemed to constitute a waiver of any of SCEA's rights under this Agreement. In addition, SCEA's approval of any element or any stage of development of any Licensed Product shall not release Publisher from any of its representations and warranties in Section 9.2 hereunder.

   5.2 Product Proposals.

     5.2.1 Submission of Product Proposal. Publisher shall submit to SCEA for SCEA's written approval or disapproval, which shall not be unreasonably withheld or delayed, a written proposal (the "Product Proposal"). Such Product Proposal must contain all information specified in the SourceBook 2, as well as any additional information that SCEA may deem to be useful in evaluating the proposed Licensed Product.

     5.2.2 Approval of Product Proposal. After SCEA's review of Publisher's Product Proposal, Publisher will receive written notice from SCEA of the status of the Product Proposal, which may range from "Approved" to "Not Approved." Such conditions shall have the meanings ascribed to them in the SourceBook 2, and maybe changed from time to time by SCEA. If a Product Proposal is "Not Approved", then neither Publisher nor any other Licensed Developer or Licensed Publisher may re-submit such Product Proposal without significant, substantive revisions. SCEA shall have no obligation to approve any Product Proposal submitted by Publisher. Any development conducted by or at the direction of Publisher and any legal commitment relating to development work shall be at Publisher's own financial and commercial risk. Publisher shall not construe approval of a Product Proposal as a commitment by SCEA to grant final approval to such Licensed Product. Nothing herein shall restrict SCEA from commercially exploiting any coincidentally similar concept(s) and/or product(s), which have been independently developed by SCEA, an Affiliate of SCEA or any third party.

     5.2.3 Changes to Product Proposal. Publisher shall notify SCEA promptly in writing in the event of any material proposed change in any portion of the


                          5         CONFIDENTIAL

Product Proposal. SCEA's approval of a Product Proposal shall not obligate Publisher to continue with development or production of the proposed Licensed Product, provided that Publisher must immediately notify SCEA in writing if it discontinues, cancels or otherwise delays past the original scheduled delivery date the development of any proposed Licensed Product. In the event that Publisher licenses a proposed Licensed Product from another Licensed Publisher or a Licensed Developer, it shall immediately notify SCEA of such change and must re-submit such Licensed Product to SCEA for approval in accordance with the provisions of Section 5.2.1 above.

   5.3 Work-in-Progress.

     5.3.1 Submission and Review of Work-in-Progress. SCEA shall require Publisher to submit to SCEA work-in-progress on Licensed Products at certain intervals throughout their development and, upon written notice to Publisher, at any time during the development process. Upon approval of the Product Proposal, Publisher must, within the time frame indicated in the approval letter, communicate with SCEA and mutually agree on a framework for the review of such Licensed Product throughout the development process ("Review Process"). Once the Review Process has begun, Publisher shall be responsible for submitting work-in-progress to SCEA in accordance with such Review Process. Failure to submit work-in-progress in accordance with any stage of the Review Process may, at SCEA's discretion, result in revocation of approval of such Product Proposal.

     5.3.2 Approval of Work in Progress. SCEA shall have the right to approve, reject or require additional information with respect to each stage of the Review Process. SCEA shall specify in writing the reasons for any such rejection or request for additional information and shall state what corrections and/or improvements are necessary. If any stage of the Review Process is not provided to SCEA or is not successfully met after a reasonable cure period agreed to between SCEA and Publisher, SCEA shall have the right to revoke the approval of Publisher's Product Proposal.

     5.3.3 Cancellation or Delay; Conditions of Approval. Licensed Products which are canceled by Publisher or are late in meeting the final Executable Software delivery date by more than three (3) months (without agreeing with SCEA on a modified final delivery date) shall be subject to the termination provisions set forth in Section 14.3 hereto. In addition, failure to make changes required by SCEA to the Licensed Product at any stage of the Review Process, or making material changes to the Licensed Product without SCEA's approval, may subject Publisher to the termination provisions set forth in
Section 14.3 hereto.

   5.4 Approval of Executable Software. On or before the date specified in the Product Proposal or asdetermined by SCEA pursuant to the Review Process, Publisher shall deliver to SCEA for its inspection and evaluation, a final version of the Executable Software for the proposed Licensed Product. SCEA will evaluate such Executable Software and notify Publisher in writing of its approval or disapproval, which shall not be unreasonably withheld or delayed. If such Executable Software is disapproved, SCEA shall specify in writing the reasons for such disapproval and state what corrections and improvements are necessary. After making the necessary corrections and improvements, Publisher shall submit a new version of such Executable Software for SCEA's approval. SCEA shall have the right to disapprove Executable Software if it fails to comply with SCEA's corrections or improvements or one or more conditions as set forth in the SourceBook 2 with no obligation to review all elements of any version of Executable Software. All final versions of Executable Software shall be submitted in the format prescribed by SCEA and shall include such number of Master Discs as SCEA may require from time to time. Publisher hereby (i) warrants that all final versions of Executable Software are fully tested, (ii) shall use its best efforts to ensure such Executable Software is fully debugged prior to submission to SCEA; and (iii) warrants that all versions of Executable Software comply or will comply with standards set forth in the SourceBook 2 or other documentation provided by SCEA to Publisher. In addition, prior to manufacture of Executable Software, Publisher must sign an accountability form stating that (x) Publisher approves the release of such Executable Software for manufacture in its current form and (y) Publisher shall be fully responsible for any problems related to such Executable Software.

   5.5 Printed Materials.

     5.5.1 Compliance with Guidelines. For each proposed Licensed Product, Publisher shall be responsible, at Publisher's expense, for creating and developing Printed Materials. All Printed Materials shall comply with the Guidelines, which may be amended from time to time, provided that Publisher shall, except as otherwise provided herein, only be required to implement amended Guidelines in subsequent orders of Printed Materials and shall not be required to recall or destroy previously manufactured Printed Materials, unless such Printed Materials do not comply with the original requirements in the Guidelines or unless explicitly required to do so in writing by SCEA.

     5.5.2 Submission and Approval of Printed Materials. No later than submission of final Executable Software for a proposed Licensed Product, Publisher shall also deliver to SCEA, for review and evaluation, the proposed final Printed Materials and a form of limited warranty for the proposed Licensed Product. Failure to meet any scheduled release dates for a Licensed Product is solely the risk and responsibility of Publisher, and SCEA assumes no responsibility for Publisher failing to meet such scheduled release dates due to


                          6         CONFIDENTIAL
this submission process. The quality of such Printed Materials shall be of the same quality as that associated with other commercially available high quality software products. If any of the Printed Materials are disapproved, SCEA shall specify the reasons for such disapproval and state what corrections are necessary. SCEA shall have no liability to Publisher for costs incurred or irrevocably cornmitted to by Publisher for production of Printed Materials that are disapproved by SCEA. After making the necessary corrections to any disapproved Printed Materials, Publisher must submit new Printed Materials for approval by SCEA. SCEA shall not unreasonably withhold or delay its review of Printed Materials.

   5.6 Advertising Materials.

     5.6.1 Submission and Approvalof Advertising Materials. Pre-production samples of all Advertising Materials shall be submitted by Publisher to SCEA, at Publisher's expense, prior to any actual production, use or distribution of any such items by Publisher or on its behalf. SCEA shall evaluate and approve such Advertising Materials, which approval shall not be unreasonably withheld or delayed, as to the following standards: (i) the content, quality, and style of the overall advertisement, (ii) the quality, style, appearance and usage of any of the Licensed Trademarks; (iii) appropriate references of any required notices; and (iv) compliance with the Guidelines. If any of the Advertising Materials are disapproved, SCEA shall specify the reasons for such disapproval and state what corrections are necessary. SCEA may require Publisher to immediately withdraw _and reprint any Advertising Materials that have been published but have not received the written approval of SCEA. SCEA shall have no liability to Publisher for costs incurred or irrevocably committed to by Publisher for production of Advertising Materials that are disapproved by SCEA. For each Licensed Product, Publisher shall be required to deliver to SCEA an accountability form stating that all Advertising Materials for such Licensed Product comply or will comply with the Guidelines for use of the Licensed Trademarks. After making the necessary corrections to any disapproved Advertising Materials, Publisher must submit new proposed Advertising Materials for approval by SCEA.

     5.6.2 Failure to Comply; Three Strikes Program. Publishers who fail to obtain SCEA's approval of Advertising Materials prior to broadcast or publication shall be subject to the provisions of the "Three Strikes" program outlined in the SourceBook 2. Failure to obtain SCEA's approval of Advertising Materials could result in termination of this LPA or termination of approval of the Licensed Product, or could subject Publisher to the provisions of Section
14.4 hereto. Failure to meet any scheduled release dates for Advertising Materials is solely the risk and responsibility of Publisher, and SCEA assumes no responsibility for Publisher failing to meet such scheduled release dates due to approval requirements as set forth in this Section.

     5.6.3 SCEA Materials. Subject in each instance to the prior written approval of SCEA, Publisher may use advertising materials owned by SCEA pertaining to the System or to the Licensed Trademarks on such Advertising Materials as may, in Publisher's judgment, promote the sale of Licensed Products.

   5.7 Rating Requirements. If required by SCEA or any governmental entity, Publisher shall submit each Licensed Product to a consumer advisory ratings system designated by SCEA and/or such governmental entity for the purpose of obtaining rating code(s) for each Licensed Product. Any and all costs and expenses incurred in connection with obtaining such rating code(s) shall be borne solely by Publisher. Any required consumer advisory rating code(s) procured hereby shall be displayed on the Licensed Product and in the associated Printed Materials and Advertising Materials, at Publisher's cost and expense, in accordance with the SourceBook 2 or other documentation provided by SCEA to Publisher.

   5.8 Publisher's Additional Quality Assurance Obligations. If at any time or times subsequent to the approval of Executable Software and Printed Materials, SCEA identifies any material defects (such materiality to be determined by SCEA in its sole discretion) with respect to the Licensed Product, or in the event that SCEA identifies any improper use of its Licensed Trademarks or Sony Materials with respect to the Licensed Product, or any such material defects or improper use are brought to the attention of SCEA, Publisher shall, at no cost to SCEA, promptly correct any such material defects, or improper use of Licensed Trademarks or Sony Materials, to SCEA's commercially reasonable satisfaction, which may include, if necessary in SCEA's judgment, the recall and re-release of such Licensed Product. In the event any Units of Licensed Products create any risk of loss or damage to any property or injury to any person, Publisher shall immediately take effective steps, at Publisher's sole liability and expense, to recall and/or to remove such defective Units from any affected channels of distribution, provided, however, that if Publisher is not acting as the distributor and/or seller for the Licensed Products, its obligation hereunder shall be to use its best efforts to arrange removal of such Licensed Product from channels of distribution. Publisher shall provide all end-user support for the Licensed Products and SCEA expressly disclaims any obligation to provide end-user support on Publisher's Licensed Products.

6. Manufacture of the Licensed Products.

   6.1 Manufacture of Units. Upon approval of Executable Software and associated Printed Materials pursuant to Section 5, and subject to Sections 6.1.2, 6.1.3


                          7         CONFIDENTIAL
and 6.1.4 below, the Designated Manufacturing Facility will, in accordance with the terms and conditions set forth in this Section 6, and at Publisher's expense
(a) manufacture PlayStation 2 Format Discs for Publisher; (b) manufacture Publisher's Packaging and/or Printed Materials; and/or (c) assemble the PlayStation 2 Format Discs with the Printed Materials and the Packaging. Publisher shall comply with all Manufacturing Specifications related to the particular terms set forth herein. SCEA reserves the right to insert or require the Publisher to insert certain Printed Materials relating to the System or Licensed Trademarks into each Unit.

     6.1.1 Manufacture of PlayStation 2 Format Discs.

       6.1.1.1 aced facturin Facilities. To insure compatibility of the PlayStation 2 Format Discs with the System, consistent quality of the Licensed Product and incorporation of anti-piracy security systems, SCEA shall designate and license a Designated Manufacturing Facility to reproduce PlayStation 2 Format Discs. Publisher shall purchase all of its requirements for PlayStation 2 Format Discs from such Designated Manufacturing Facility during the term of the Agreement. Any Designated Manufacturing Facility shall be a third party beneficiary of this Agreement.

       6.1.1.2 Creation of Master CD-ROM or DVD-ROM. Pursuant to Section 5.4 in connection with final testing of Executable Software, Publisher shall provide SCEA with the number of Master Discs specified in the SourceBook 2. A Designated Manufacturing Facility shall create from one of the fully approved Master Discs provided by Publisher the original master CD-ROM or DVD-ROM, from which all other copies of the Licensed Product are to be replicated. Publisher shall be responsible for the costs, as determined by the Designated Manufacturing Facility, of producing such original master. In order to insure against loss or damage to the copies of the Executable Software furnished to SCEA, Publisher will retain duplicates of all Master Discs, and neither SCEA nor any Designated Manufacturing Facility shall be liable for loss of or damage to any Master Discs or Executable Software.

     6.1.2 Manufacture of Printed Materials.

       6.1.2.1 Manufacture by Designated Manufacturing Facility. If Publisher elects to obtain Printed Materials from a Designated Manufacturing Facility, Publisher shall deliver all SCEA-approved Printed Materials to that Designated Manufacturing Facility, at Publisher's sole risk and expense, and the Designated Manufacturing Facility will manufacture such Printed Materials in accordance with this Section 6. In order to insure against loss or damage to the copies of the Printed Materials furnished to SCEA, Publisher will retain duplicates of all Printed Materials, and neither SCEA norany Designated Manufacturing Facility shall be liable for loss of or damage to any such Printed Materials.

       6.1.2.2 Manufacture by Alternate Source. Subject to SCEA's approval as provided in Section 5.5.2 hereto and in this Section, Publisher may elect to be responsible for manufacturing its own Printed Materials (other than any Artwork which may be placed directly upon the PlayStation Disc, which Publisher will supply to the Designated Manufacturing Facility for placement), at Publisher's sole risk and expense. Prior to production of each order, Publisher shall be required to supply SCEA with samples of any Printed Materials not produced or supplied by a Designated Manufacturing Facility, at no charge to SCEA or Designated Manufacturing Facility, for SCEA's approval with respect to the quality thereof. SCEA shall have the right to disapprove any Printed Materials that do not comply with the Manufacturing Specifications. Manufacturing Specifications for Printed Materials shall be comparable to manufacturing specifications applied by SCEA to its own software products for the System. If Publisher elects to supply its own Printed Materials, neither SCEA nor any Designated Manufacturing Facility shall be responsible for any delays arising from use of Publisher's own Printed Materials.

     6.1.3 Manufacture of Packaging.

       6.1.3.1 Manufacture by Designated Manufacturing Facility. To ensure consistent quality of the Licensed Products, SCEA may designate and license a Designated Manufacturing Facility to reproduce proprietary Packaging for the System. If SCEA creates proprietary Packaging for the System, then Publisher shall purchase all of its requirements for such proprietary Packaging from a Designated Manufacturing Facility during the term of the Agreement, and the Designated Manufacturing Facility will manufacture such Packaging in accordance with this Section 6.

       6.1.3.2 Manufacture by Alternate Source. If SCEA elects to use standard, non-proprietary Packaging for the System, then Publisher may elect to be responsible for manufacturing its own Packaging (other than any proprietary labels and any portion of a container containing Licensed Trademarks, which Publisher must purchase from a Designated Manufacturing Facility). Publisher shall assume all responsibility for the creation of such Packaging at Publisher's sole risk and expense. Publisher shall be responsible for encoding and printing proprietary edge labels provided by a Designated Manufacturing Facility with information reasonably specified by SCEA from time to time and will apply such labels to each Unit of the Licensed Product as reasonably specified by SCEA. Prior to production of each order, Publisher shall be required to supply SCEA with samples of any Packaging not produced or supplied by a Designated Manufacturing Facility, at no charge to SCEA or Designated Manufacturing Facility, for SCEA's approval with respect to the quality thereof


                          8         CONFIDENTIAL

SCEA shall have the right to disapprove any Packaging that does not comply with the Manufacturing Specifications. Manufacturing Specifications for Packaging shall be comparable to manufacturing specifications applied by SCEA to its own software products for the System. If Publisher procures Packaging from an alternate source, then it most also procure assembly services from an alternate source. If Publisher elects to supply its own Packaging, neither SCEA nor any Designated Manufacturing Facility shall be responsible for any delays arising from use of Publisher's own Packaging.

     6.1.4 Assembly Services. Publisher may either procure assembly services from a Designated Manufacturing Facility or from an alternate source. If Publisher elects to be responsible for assembling the Licensed Products, then the Designated Manufacturing Facility shall ship the component parts of the Licensed Product to a destination provided by Publisher, at Publisher's sole risk and expense. SCEA shall have the right to inspect any assembly facilities utilized by Publisher in order to determine if the component parts of the Licensed Products are being assembled in accordance with SCEA's quality standards. SCEA may require that Publisher recall any Licensed Products that do not contain proprietary labels or other material component parts or that otherwise fail to comply with the Manufacturing Specifications. If Publisher elects to use alternate assembly facilities, neither SCEA nor any Designated Manufacturing Facility shall be responsible for any delays or missing component parts arising from use of alternate assembly facilities.

   6.2 Price, Payment and Terms.

     6.2.1 Price. The applicable price for manufacture of any Units of Licensed Products ordered hereunder shall be provided to Publisher by the Designated Manufacturing Facility. Purchase shall be subject to the terms and conditions set out in any purchase order form supplied to Publisher by the Designated Manufacturing Facility.

     6.2.2 Orders. Publisher shall issue to a Designated Manufacturing Facility a written Purchase Order(s) in the form set forth and containing the information required in the Manufacturing Specifications, with a copy to SCEA. All orders shall be subject to approval by SCEA, which shall not be unreasonably withheld or delayed. Purchase Orders issued by Publisher to a Designated Manufacturing Facility for each Licensed Product approved by SCEA shall be non-cancelable and be subject to the order requirements of the Designated Manufacturing Facility.

     6.2.3 Payment Terms. Purchase Orders will be invoiced as soon as reasonably practical after receipt, and such invoice will include both manufacturing price and royalties payable pursuant to Section 8.1 or 8.2 hereto foreach Unit of Licensed Products ordered. Each invoice will be payable either on a cash-in-advance basis or pursuant to a letter of credit, or, at SCEA's sole discretion, on credit terms. Terms for cash-in-advance and letter of credit payments shall be as set forth in the SourceBook 2. All amounts hereunder shall be payable in United States dollars. All associated banking charges with respect to payments of manufacturing costs and royalties shall be borne solely by Publisher.

       6.2.3.1 Credit Terms. SCEA may at its sole discretion extend credit terms and limits to Publisher. SCEA may also revoke such credit terms and limits at its sole discretion. If Publisher qualifies for credit terms, then orders will be invoiced upon shipment of Licensed Products and each invoice will be payable within thirty (30) days of the date of the invoice. Any overdue sums shall bear interest at the rate of one and one-half (1- 'A%) percent per month, or such lower rate as may be the maximum rate permitted under applicable law, from the date when payment first became due to and including the date of payment thereof Publisher shall be additionally liable for all costs and expenses of collection, including without limitation, reasonable fees for attorneys and court costs.

       6.2.3.2 General Terms. No deduction may be made from remittances unless an approved credit memo has been issued by a Designated Manufacturing Facility. Neither SCEA nor a Designated Manufacturing Facility shall be responsible for shortage or breakage with respect to any order if component parts and/or assembly services are obtained from alternate sources. Each shipment to Publisher shall constitute a separate sale, whether said shipment be whole or partial fulfillment of any order. Nothing in this Agreement shall excuse or be construed as a waiver of Publisher's obligation to timely provide any and all payments owed to SCEA and Designated Manufacturing Facility.

   6.3 Delivery of Licensed Products. Neither SCEA nor any Designated Manufacturing Facility shall have an obligation to store completed Units of Licensed Products. Publisher may either specify a mode of delivery or allow Designated Manufacturing Facility to select a mode of delivery.

   6.4 Ownership of Master Discs. Due to the proprietary nature of the mastering process, neither SCEA nor a Designated Manufacturing Facility shall under any circumstances release any original master CD-ROM, Master Discs or other in-process materials to Publisher. All such materials shall be and remain the sole property of SCEA or Designated Manufacturing Facility. Notwithstanding the foregoing, Publisher Intellectual Property Rights contained in Product Software that is contained in such in-process materials is, as between SCEA and Publisher, the sole and exclusive property of Publisher or its licensors (other than SCEA and/or its affiliates).


                          9         CONFIDENTIAL

7. Marketing and Distribution.

   7.1 Marketing Generally. In accordance with the provisions of this Agreement and at no expense to SCEA, Publisher shall, and shall direct its distributors to, diligently market, sell and distribute the Licensed Products, and shall use commercially reasonable efforts to stimulate demand for such Licensed Products in the Licensed Territory and to supply any resulting demand. Publisher shall use its reasonable best efforts to protect the Licensed Products from and against illegal reproduction and/or copying by end users or by any other persons or entities.

   7.2 Samples. Publisher shall provide to SCEA, at no additional cost, for SCEA's internal use, five hundred and four (504) sample copies of each Licensed Product. Publisher shall pay any manufacturing costs to the Designated Manufacturing Facility in accordance with Section 6.2, but shall not be obligated to pay royalties, in connection with such sample Units. In the event that Publisher assembles any Licensed Product using an alternate source, Publisher shall be responsible for shipping such sample Units to SCEA at Publisher's cost and expense. SCEA shall not directly or indirectly resell any such sample copies of the Licensed Products without Publisher's prior written consent. SCEA may give sample copies to its employees, provided that it uses its reasonable efforts to ensure that such copies are not sold into the retail market. In addition, subject to availability, Publisher shall sell to SCEA additional quantities of Licensed Products at the Wholesale Price for such Licensed Product. Any changes to SCEA's policy regarding sample Units shall be set forth in the SourceBook 2.

   7.3 Marketing Programs of SCEA. From time to time, SCEA may invite Publisher to participate in promotional or advertising opportunities that may feature one or more Licensed Products from one or more Licensed Publishers. Participation shall be voluntary and subject to terms to be determined at the time of the opportunity. In the event Publisher elects to participate, all materials submitted by Publisher to SCEA shall be submitted subject to Section 10.2 hereunder and delivery of such materials to SCEA shall constitute acceptance by Publisher of the terms of the offer. Moreover, SCEA may use the Generic Line on all multi-product marketing materials, unless otherwise agreed in writing.

   7.4 Demonstration Disc Programs. SCEA may, from time to time, provide opportunities for Publisher to participate in SCEA Demo Disc programs. In addition, SCEA may, from time to time, grant to Publisher the right to create Third Party Demo Discs pursuant to SCEA Established Third Party Demo Disc Programs. The specifications with respect to the approval, creation, manufacture, marketing, distribution and sale of any such demo disc programs shall be set forth in the SourceBook 2 or in other documentation to be provided by SCEA to Publisher. Except as otherwise specifically set forth herein,in the SourceBook 2 or in other documentation, Third Party Demo Discs shall be considered "Licensed Products" and shall be subject in all respects to the trans and conditions of this Agreement pertaining to Licensed Products. In addition, the following procedures shall also apply to SCEA Demo Discs and Third Party Demo Discs:

     7.4.1 SCEA Demo Discs.

       7.4.1.1 License. SCEA may, but shall not be obligated to, invite Licensed Publishers to participate in any SCEA Demo Disc program. Participation by Publisher in an SCEA Demo Disc program shall be optional. If Publisher elects to participate in an SCEA Demo Disc program and provides Product Information to SCEA in connection thereto, Publisher shall thereby grant to SCEA a royalty-free license during the term of this Agreement in the Licensed Territory to manufacture, use, sell, distribute, market, advertise and otherwise promote Publisher's Product Information as part of such SCEA Demo Disc program. In addition, Publisher shall grant SCEA the right to feature Publisher and Licensed Product names in SCEA Demo Disc Advertising Materials and to use copies of screen displays generated by the code, representative video samples or other Product Information in such SCEA Demo Disc Advertising Materials. All decisions relating to the selection of first and third party Product Information and all other aspects of SCEA Demo Discs shall be in the sole discretion of SCEA.

       7.4.1.2 Submissionand Approval of Product Information. Upon receipt of written notice that SCEA has tentatively chosen Publisher's Product Information for inclusion in an SCEA Demo Disc, Publisher shall deliver to SCEA such requested Product Information by no later than the deadline set forth in such notice. Separate notice will be sent for each SCEA Demo Disc, and Publisher must sign each notice prior to inclusion in such SCEA Demo Disc. Publisher shall include its own Legal Copy on the title screen or elsewhere in the Product Information submitted to SCEA. SCEA shall only provide the Generic Line on the SCEA Demo Disc title screen and packaging. Publisher's Product Information shall comply with SCEA's technical specifications provided to Publisher. SCEA reserves the right to review and test the Product Information provided and request revisions prior to inclusion on the SCEA Demo Disc. If SCEA requests changes to the Product Information and Publisher elects to continue to participate in such Demo Disc, Publisher shall make such changes as soon as possible after receipt of written notice of such requested changes from SCEA, but not later than the deadline for receipt of Product Information. Failure to make such changes and provide the modified Product Information to SCEA by the deadline shall result in the Product Information being removed from the SCEA Demo Disc. Costs associated with preparation of Product Information supplied to SCEA shall be borne solely by Publisher. Except as otherwise provided in this Section, SCEA shall not edit or modify Product


                        10          CONFIDENTIAL

Information provided to SCEA by Publisher without Publisher's consent, not to be unreasonably withheld. SCEA shall have the right to use subcontractors to assist in the development of any SCEA Demo Disc. With respect to Product Information provided by Publisher in demo form, the demo delivered to SCEA shall not constitute the complete Licensed Product and shall be, at a minimum, an amount sufficient to demonstrate the Licensed Product's core features and value, without providing too much information so as to give consumers a disincentive to purchase the complete Licensed Product.

       7.4.1.3 No Obligation to Publish. Acceptance of Product Information for test and review shall not be deemed confirmation that SCEA shall include the Product Information on an SCEA Demo Disc, net shall it constitute approval of any other element of the Licensed Product. SCEA reserves the right to choose from products submitted from other Licensed Publishers and first party products to determine the products to be included in SCEA Demo Discs, and Publisher's Licensed Products will not be guaranteed prominence or preferential treatment on any SCEA Demo Disc. Nothing herein shall be construed as creating an obligation of SCEA to publish Product Information submitted by Publisher in any SCEA Demo Disc, nor shall SCEA be obligated to publish, advertise or promote any SCEA Demo Disc.

       7.4.1.4 SCEA Demo Discs Sold at Retail. Publisher is aware and acknowledges that certain SCEA Demo Discs may be distributed and sold by SCEA in the retail market. If Publisher elects to participate in any SCEA Demo Disc program which is sold in the retail market, as notified by SCEA to Publisher, Publisher acknowledges prior to participation in any such SCEA Demo Disc that it is aware of no limitations regarding Product Information provided to SCEA pursuant to the terms of this Agreement which would in any way restrict SCEA's ability to distribute or sell such SCEA Demo Disc at retail, nor does Publisher or its licensors (other than SCEA and/or its affiliates) have any anticipation of receiving any compensation from such retail sales. In the event that SCEA institutes a SCEA Demo Disc in which a fee and/or royalty is charged to Publisher, SCEA and Publisher will enter into a separate agreement regarding such SCEA Demo Disc.

     7.4.2 Third Party Demo Discs.

       7.4.2.1 License. Publisher may participate in any SCEA Established Third Party Demo Disc Program. Publisher shall notify SCEA of its intention to participate in any such program, and upon receipt of such notice, SCEA shall grant to Publisher the right and license to use Licensed Products in Third Party Demo Discs and to use, distribute, market, advertise and otherwise promote (and, if permitted in accordance with the terms of any SCEA Established Third Party Program or otherwise permitted by SCEA, to sell) such Third Party Demo Discs in accordancewith the SourceBook 2, which may be modified from time to time at the sole discretion of SCEA. Unless separately agreed in writing with SCEA, Third Party Demo Discs shall not be used, distributed, promoted, bundled or sold in conjunction with other products. In addition, SCEA hereby consents to the use of the Licensed Trademarks in connection with Third Party Demo Discs, subject to the approval procedures set forth in this Agreement. If any SCEA Established Third Party Demo Disc Program is specified by SCEA to be for promotional use only and not for resale, and such Third Party Demo Disc is subsequently discovered to be for sale, Publisher's right to produce Third Party Demo Discs shall thereupon be automatically revoked, and SCEA shall have the right to terminate any related Third Party Demo Discs in accordance with the terms of
Section 14.3 or 14.4 hereto.

       7.4.2.2 Submissionand Approval of Third Party Demo Discs. Publisher shall deliver to SCEA, for SCEA's prior approval, a final version of each Third Party Demo Disc in a format prescribed by SCEA. Such Third Party Demo Disc shall comply with all requirements provided to Publisher by SCEA in the SourceBook 2 or otherwise. In addition, SCEA shall evaluate the Third Party Demo Disc in accordance with the approval provisions for Executable Software and Printed Materials set forth in Sections 5.4 and 5.5, respectively. Furthermore, Publisher shall obtain the approval of SCEA in connection with any Advertising Materials relating to the Third Party Demo Discs in accordance with the approval provisions set forth in Section 5.6. Costs associated with Third Party Demo Discs shall be borne solely by Publisher. No approval by SCEA of any element of any Third Party Demo Disc shall be deemed an approval of any other element thereto, nor does any such approval constitute final approval for the related Licensed Product. Unless otherwise permitted by SCEA, Publisher shall clearly and conspicuously state on all Third Party Demo Disc Packaging and Printed Materials that the Third Party Demo Disc is for promotional purposes only and not for resale.

       7.4.2.3 Manufacture and Royalty of Third Party Demo Discs. Publisher shall comply with all Manufacturing Specifications with respect to the manufacture and payment for manufacturing costs of Third Party Demo Discs, and Publisher shall also comply with all terms and conditions of Section 6 hereto. No costs incurred in the development, manufacture, licensing, production, marketing and/or distribution (and if permitted by SCEA, sale) of the Third Party Demo Disc shall be deducted from any amounts payable to SCEA hereunder. Royalties on Third Party Demo Discs shall be as provided in Section 8.2.

   7.5 Contests and Sweepstakes of Publisher. SCEA acknowledges that, from time to time, Publisher may conduct contests and sweepstakes to promote Licensed Products. SCEA shall permit Publisher to include contest or sweepstakes


                        11          CONFIDENTIAL
materials in Printed Materials and Advertising Materials, subject to compliance with the approval provisions of Section 5.5 and 5.6 hereunder, compliance with the provisions of Section 9.2 and 10.2 hereunder, and subject to the following additional terms and conditions:

 (i) Publisher represents that it has retained the services of a fulfillment house to administer the contest or sweepstakes and if it has not retained the services of a fulfillment house, Publisher represents and wan-ants that it has the expertise to conduct such contests or sweepstakes, and in any event, Publisher shall assume full responsibility for all aspects of such contest or sweepstakes;

 (ii) Publisher warrants that each contest, sweepstakes, and promotion, comply with local, state and federal laws or regulations;

 (iii) Publisher represents and warrants that it has obtained the consent of all holders of intellectual property rights required to be obtained in connection with each contest or sweepstakes including, but not limited to, the consent of any holder of copyrights or trademarks relating to any Advertising Materials publicizing the contest or sweepstakes, or the prizes being awarded to winners of the contest or sweepstakes; and

 (iv) Publisher shall make available to SCEA all contest and sweepstakes material prior to publication in accordance with the approval process set forth in Section 5.5 or 5.6.

Approval by SCEA of contest or sweepstakes materials for use in the Printed Materials or Advertising Materials (or any use of the System or Licensed Products as prizes in such contest or sweepstakes) shall not constitute an endorsement by SCEA of such contest or sweepstakes, nor shall such acceptance be construed as SCEA having reviewed and approved such materials for compliance with any federal or state law, statute, regulations, order or the like, which shall be Publisher's sole responsibility.

   7.6 PlayStation Website. All Licensed Publishers shall be required to provide Product Information for a web page for each of its Licensed Products for display on the PlayStation promotional website, or other website or websites as may be operated by SCEA from time to time in connection with the promotion of the PlayStation brand. Specifications for Product Information for such web pages shall be as provided in the SourceBook 2. Publisher shall provide SCEA with such Product Information for each Licensed Product upon submission of Printed Materials to SCEA for approval in accordance with Section 5.5.2 hereto. Publisher shall also provide updates to such web page in a timely manner as required by SCEA in updates to the SourceBook 2.

   7.7 Distribution.

     7.7.1 Distribution Channels. Publisher may use such distribution channels as Publisher deems appropriate, including the use of third party distributors, resellers, dealers and sales representatives. In the event that Publisher elects to have one of its Licensed Products distributed and sold by another Licensed Publisher, Publisher must provide SCEA with advance written notice of such election, the name of the Licensed Publisher and any additional information requested by SCEA regarding the nature of the distribution services provided by such Licensed Publisher prior to manufacture of such Licensed Product.

     7.7.2 Limitations on Distribution. Notwithstanding any other provisions in this Agreement, Publisher shall not, directly or indirectly, solicit orders from or sell any Units of the Licensed Products to any person or entity outside of the Licensed Territory. In addition, Publisher shall not directly or indirectly solicit orders for or sell any Units of the Licensed Products in any situation where Publisher knows or reasonably should know that such Licensed Products may be exported or resold outside of the Licensed Territory.

8. Royalties.

   8.1 Applicable Royalties on Licensed Products.

     8.1.1 Initial Orders. Publisher shall pay SCEA, either directly or through its designee, a per title royalty in United States dollars for each Unit of the Licensed Products manufactured based on the initial Wholesale Price of the Licensed Product, as follows:

         Wholesale Price   Per Title Royalty
         Band 1   If to $10.00      $1.00
         Band 2   $10.01 to $16.00  $3.00
         Band 3   $16.01 to $24.00  $5.00
         Band 4   $24.01 to $42.00  $7.00
         Band 5   $42.01 + 10% of WSP + $ 2,80

In the absence of satisfactory evidence to support the WSP, the royalty rate that shall apply will be seven dollars ($7.00) per Unit.

     8.1.2 Reorders and Other Programs. Royalties on additional orders to manufacture a specific Licensed Product shall be the royalty determined by the initial Wholesale Price as reported by Publisher for that Licensed Product regardless of the wholesale price of the Licensed Product at the time of reorder, except in the event that the Wholesale Price increases for such Licensed Product, in which case the royalty shall be adjusted upwards to reflect


                          12        CONFIDENTIAL
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the higher Wholesale Price. Licensed Products qualifying for SCEA's "Greatest
Hits" programs or other programs offered by SCEA shall be subject to the royalties applicable for such programs. Publisher acknowledges that as of the date of execution of this Agreement no "Greatest Hits" program exists for the PlayStation 2 Third Party licensing program.

   8.2 Third Party Demo Disc Program Royalties: Publisher shall pay SCEA a per Unit royalty in United States dollars of one dollar ($1.00) for each Third Party Demo Disc Unit manufactured. The quantity of Units ordered shall comply with the terms of such SCEA Established Third Party Demo Disc Program.

   83 Payment. Payment of royalties under Sections 8.1 and 8.2 shall be made to SCEA through its Designated Manufacturing Facility concurrent with the placement of an order to manufacture Licensed Product and payment of manufacturing costs in accordance with the terms and conditions set forth in Sections 6.2.3, unless otherwise agreed in writing with SCEA. At the time of placing an order to manufacture a Licensed Product, Publisher shall submit to SCEA an accurate accounting statement setting out the number of units of Licensed Product to be manufactured, projected initial wholesale price, applicable royalty, and total amount due SCEA. In addition, Publisher shall submit to SCEA prior to placing the initial order for each Licensed Product a separate certification, in the form provided by SCEA in the SourceBook 2, signed by officers of Publisher that certifies that the Wholesale Price provided to SCEA is accurate and attaching such documentation supporting the WSP as requested by SCEA. Payment shall be made prior to manufacture unless SCEA has agreed to extend credit terms to Publisher in writing pursuant to Section 6.2.3.3. Nothing herein shall be construed as requiring SCEA to extend credit terms to Publisher. The accounting statement due hereunder shall be subject to the audit and accounting provisions set forth in paragraph 16.2 below. No costs incurred in the development, manufacture, marketing, sale and/or distribution of the Licensed Products shall be deducted from any royalties payable to SCEA hereunder. Similarly, there shall be no deduction from the royalties otherwise owed to SCEA hereunder as a result of any uncollectible accounts owed to Publisher, or for any credits, discounts, allowances or returns which Publisher may credit or otherwise grant to any third party customer of any Units of the Licensed Products, or for any taxes, fees, assessments or expenses of any kind which may be incurred by Publisher in connection with its sale or distribution of any Units of the Licensed Products or arising with respect to the payment of royalties hereunder. In addition to the royalty payments provided to SCEA hereunder, Publisher shall be solely responsible for and bear any cost relating to any withholding taxes or other such assessments which may be imposed by any governmental authority with respect to the royalties paid to SCEA hereunder; provided, however, that SCEA shall not manufacture Licensed Products outside of the United States without the priorconsent of Publisher. Publisher shall provide SCEA with official tax receipts or other such documentary evidence issued by the applicable tax authorities sufficient to substantiate that any such taxes or assessments have in fact been paid.

   8.4 Rebate Programs. Publisher shall be eligible to participate in one of three rebate programs offered by SCEA: the Standard Rebate program, the Level 1 Rebate program, or the Level 2 Rebate program. If Publisher qualifies for such rebates as set forth herein, rebates shall be credited to Publisher's account as provided below:

Units Ordered     Standard  Level 1  Level 2
0 - 500k 0%       0%        0%
500 - 1MM         2.5%      5%       7.5%
1 - 1.5MM         5%        7.5%     10%
1.5 - 2MM         7.5%      10%      15%
2 - 2.5MM         10%       15%      20%
2.5 - 3MM         15%       20%      20%
3MM + 20%         20%       20%

     8.4.1 Standard Rebate Program. All Publishers qualify for the Standard Rebate program. Rebates will be offered on an individual title basis. Rebates will be given to any individual Licensed Product that exceeds the above numbers of Units during the first year after first commercial shipment of such Licensed Product. The rebate in effect at the end of such year for the Licensed Product will remain in effect for as long as Publisher continues to sell such Licensed Product, but Publisher will not receive further rebates if sales of such Licensed Product hit additional thresholds as specified above after such year. The Standard Rebate may not be used in conjunction with a Third Party Demo Disc program or any promotional program of SCEA, with Licensed Products that qualify for any "Greatest Hits" program of SCEA or with Licensed Products that qualify for the Band 1 Royalty.

     8.4.2 Level 1 Rebate Program: To be eligible for the Level 1 Rebate program, Publisher must ship over five million (5,000,000) Units of certain Licensed Products in a single Fiscal Year. Level 1 Rebates shall be credited to Publisher on an individual title basis. Other tenms of the Level 1 Rebate are as follows:

 (i) Only Publisher's titles (as determined below) that meet the following conditions shall count toward the five million (5,000,000) Unit threshold:
Publisher must order at least three hundred thousand (300,000) Units of the


                          13        CONFIDENTIAL

Licensed Product both within the first year of commercial release of such Licensed Product and during the qualifying Fiscal Year.

 (ii) Any Licensed Products, including "Greatest Hits" titles and products for the original PlayStation game console, but excluding all demo discs, shall count toward the five million (5,000,000) Unit threshold (provided they meet the conditions set forth in Section 8.4.2(i) above). For purposes of determining Level 1 Rebate thresholds and the conditions set forth in Section 8.4.2(i), full priced Licensed Products and "Greatest Hits" Licensed Products shall be considered separate Licensed Products, with separate Unit minimums and release dates.

 (iii) Level 1 Rebates shall apply only to Licensed Products (not including "Greatest Hits" titles, Licensed Products qualifying for the Band 1 royalty and products for the original PlayStation game console) ordered in the Fiscal Year following the Fiscal Year in which the five million (5,000,000) Unit threshold is met. Units of Licensed Products that qualified Publisher for inclusion in the Level 1 Rebate program in the previous Fiscal Year shall not be entitled to receive the Level 1 Rebate.

 (iv) Publisher must re-qualify for the Level 1 Rebate Program each Fiscal Year. If a Publisher fails to requalify for any Fiscal Year, then the Standard Rebate shall apply in such Fiscal Year. The first Fiscal Year for which a Publisher may qualify for the Level 1 Rebate shall be the Fiscal Year ending March 31, 2000, and if the Publisher qualifies for the Level 1 Rebate, it will apply to Licensed Products ordered in the Fiscal Year commencing April 1, 2000.

 (v) Licensed Products eligible for the Level I Rebate program shall not be eligible for Standard Rebates, and Level 1 Rebates shall supersede Standard Rebates with respect to any individual Licensed Product. If a Licensed Product qualifies for the Standard Rebate in one Fiscal Year, and Publisher qualifies for the Level 1 Rebate in the next Fiscal Year, Units of such Licensed Product ordered in the next Fiscal Year will receive the Level 1 Rebate commencing on April 1 of the next Fiscal Year going forward, but such Level 1 Rebate will not be credited retroactively to Units of the Licensed Product ordered in the previous Fiscal Year. For example, Publisher orders 700,000 Units of Product X in Fiscal Year 2001, receiving a Standard Rebate of 2.5%. Publisher qualifies for the Level 1 Rebate in Fiscal Year 2002. Publisher will receive the Level 1 Rebate of 5% commencing with Units ordered on April 1, 2001, but will not receive a retroactive credit for Units ordered prior to April 1, 2001. When Publisher reaches the 1,000,000 Unit threshold, it will receive a retroactive credit of 2.5% on all Level I Rebate Units ordered, as well as a retroactive credit of 2.5% on Standard Rebate Units ordered in the previous Fiscal Year, and Publisher will receive the Level 1 Rebate of 7.5% going forward.

     8.4.3 Level 2 Rebate Program: To be eligible for the Level 2 Rebate program, Publisher must ship over ten million (10,000,000) Units of certain Licensed Products in any Fiscal Year. Level 2 Rebates shall be credited to Publisher on an individual title basis. Other terms of the Level 2 Rebate are as follows:

 (i) Only Publisher's titles (as determined below) that meet the following conditions shall count toward the ten million (10,000,000) Unit threshold:
Publisher must order at least three hundred thousand (300,000) Units of the Licensed Product both within the first year of commercial release of such Licensed Product and during the qualifying Fiscal Year.

 (ii) Any Licensed Products, including "Greatest Hits" titles and products for the original PlayStation game console, but excluding all demo discs, shall count toward the ten million (10,000,000) Unit threshold (provided they meet the conditions set forth in Section 8.4.3(i) above). For purposes of determining Level 2 Rebate thresholds and the conditions set forth in Section 8.4.2(i), full priced Licensed Products and "Greatest Hits" Licensed Products shall be considered separate Licensed Products, with separate Unit minimums and release dates.

 (iii) Level 2 Rebates shall apply only to Licensed Products (not including "Greatest Hits" titles, Licensed Products qualifying for the Band 1 royalty and products for the original PlayStation game console) ordered in the Fiscal Year following the Fiscal Year in which the ten million (10,000,000) Unit threshold is met. Units of Licensed Products that qualified Publisher for inclusion in the Level 2 Rebate program in the previous Fiscal Year shall not be entitled to receive the Level 2 Rebate.

 (iv) Publisher must re-qualify for the Level 2 Rebate Program each Fiscal Year. If Publisher fails to requalify for any Fiscal Year then the Standard Rebate or Level 1 Rebate, as the case may be, shall apply in such Fiscal Year. The first Fiscal Year for which a Publisher may qualify for the Level 2 Rebate shall be the Fiscal Year ending March 31, 2000, and if the Publisher qualifies for the Level 2 Rebate, it will apply to Licensed Products ordered in the Fiscal Year commencing April 1, 2000.

 (v) Licensed Products eligible for the Level 2 Rebate program shall not be eligible for Standard Rebates or Level 1 Rebates, and Level 2 Rebates shall supersede Standard Rebates and Level 1 Rebates with respect to any individual Licensed Product. If a Licensed Product qualifies for the Standard Rebate or Level 1 Rebate in one Fiscal Year, and Publisher qualifies for the Level 2 Rebate in the next Fiscal Year, Units of such Licensed Product ordered in the next Fiscal Year will receive the Level 2 Rebate going forward, but such Level 2 Rebate will not be credited retroactively to Units of the Licensed Product ordered in the previous Fiscal Year. See Section 8.4.2(v) for an example.


                          14        CONFIDENTIAL

   8.5 Calculation and Use of Rebates. Rebate percentages for all rebate programs shall be credited against royalties owed SCEA and shall have no other monetary value. All rebates, whether under the Standard Rebate, Level 1 Rebate or Level 2 Rebate Programs shall be issued by SCEA as a credit to Publisher for use against future royalty payments. It is Publisher's responsibility to inform SCEA when it reaches any rebate threshold. In no event shall Publisher take a deduction off royalties owed SCEA or deduction off an invoice payable to SCEA on current production unless and until SCEA issues a credit to Publisher in writing or unless otherwise agreed in writing. From time to time SCEA may allow Publisher to use credits in other manners on terms and conditions to be determined by SCEA. Publisher may use rebate credits to procure Development Tools. Units of Licensed Products shall be considered "ordered" when Units first begin to ship from a Designated Manufacturing Facility.

   8.6 Rebate Credits. Subject to Sections 8.4.2(v) and 8.4.3(v), all rebate programs are retroactive, such that Publisher receives a credit for each rebate percentage against previous Units when it reaches the Unit threshold for the next rebate percentage. SCEA shall credit Publisher's account with respect to retroactive rebates as follows: (A) if Publisher's initial order for a Licensed Product is less than any rebate threshold provided above, then SCEA shall retroactively credit Publisher's account sixty (60) days following the date that Publisher notifies SCEA that orders of a Licensed Product exceed any rebate threshold, subject to SCEA's right to confirm such information; and (B) if Publisher's initial order for a Licensed Product reaches or exceeds any rebate threshold provided above, then Publisher may credit the rebate amount set forth above as a separate line item on the Purchase Order with respect to such Licensed Product, subject to SCEA's confirmation right.

9. Representations and Warranties.

   9.1 Representations and Warranties of SCEA. SCEA represents and warrants solely for the benefit of Publisher that SCEA has the right, power and authority to enter into this Agreement and to fully perform its obligations hereunder.

   9.2 Representations and Warranties of Publisher. Publisher represents and warrants that:

 (i) There is no threatened or pending action, suit, claim or proceeding alleging that the use by Publisher of all or any part of the Product Software, Product Proposals, Product Information, Printed Materials, Advertising Materials or any underlying work or content embodied therein, or any name, designation or trademark used in conjunction with the Licensed Products infringes or otherwise violates any Intellectual Property Right or otherright or interest of any kind whatsoever of any third party, or otherwise contesting any right, title or interest of Publisher in or to the Product Software, Product Proposals, Product Information, Printed Materials, Advertising Materials or any underlying work or content embodied therein, or any name, designation or trademark used in conjunction with the Licensed Products;

 (ii) The Product Software, Product Proposals, Product Information, Printed Materials and Advertising Materials and their contemplated use under this Agreement do not and shall not infringe any person's or entity's rights including without limitation, patents, copyrights (including rights in a joint work), trademarks, trade dress, trade secret, rights of publicity, privacy, performance, moral rights, literary rights and any other third party right;

 (iii) Publisher has the right, power and authority to enter into this Agreement, to grant SCEA the rights granted hereunder and to fully perform its obligations hereunder;

 (iv) The making of this Agreement by Publisher does not violate any separate agreement, rights or obligations existing between Publisher and any other person or entity, and, throughout the term of this Agreement, Publisher shall not make any separate agreement with any person or entity that is inconsistent with any of the provisions of this Agreement;

 (v) Publisher has not sold, assigned, leased, licensed or in any other way disposed of or encumbered the rights granted to Publisher hereunder, and Publisher will not sell, assign, lease, license or in any other way dispose of or encumber any of such rights except as expressly permitted hereunder or as consented to by SCEA in writing;

 (vi) Publisher has obtained the consent of all holders of intellectual property rights required to be obtained in connection with use of any Product Information by SCEA as licensed hereunder, and Product Information when provided to SCEA in accordance with the terms of this Agreement may be published, marketed, distributed and sold by SCEA in accordance with the terms and conditions of this Agreement and without SCEA incurring any royalty, residual, union, guild or other fees;

 (vii) Publisher shall not make any representation or give any warranty to any person or entity expressly or implicitly on SCEA's behalf, or to the effect that the Licensed Products are connected in any way with SCEA (other than that the Executable Software and/or Licensed Products have been developed, marketed, sold and/or distributed under license from SCEA);

 (viii) In the event that Executable Software is delivered to other Licensed Publishers or Licensed Developers by Publisher in source code form, Publisher


                          15        CONFIDENTIAL
will take all precautions consistent with the protection of valuable trade secrets by companies in high technology industries to ensure the confidentiality of such source code,

 (ix) The Executable Software and any Product Information delivered to SCEA shall be in a commercially acceptable form, free of significant bugs, defects, time bombs or viruses which could disrupt, delay, destroy the Executable Software or System or render either of them less than fully useful, and shall be fully compatible with the System and any peripherals listed on the Printed Materials as compatible with the Licensed Product;

 (x) Each of the Licensed Products, Executable Software, Printed Materials and Advertising Materials shall be developed, marketed, sold and distributed by or at the direction of Publisher in an ethical manner and in full compliance with all applicable federal, state, provincial, local and foreign laws and any regulations and standards promulgated thereunder (including but not limited to federal and state lottery laws as currently interpreted and enforced) and will not contain any obscene or defamatory matter;

 (xi) Publisher's policies and practices with respect to the development, marketing, sale, and/or distribution of the Licensed Products shall in no manner reflect adversely upon the name, reputation or goodwill of SCEA;

 (xii) Publisher has, or will contract with a Licensed Developer for, the technical expertise and resources necessary to fulfill its obligations under this Agreement; and

 (xiii) Publisher shall make no false, misleading or inconsistent representations or claims with respect to any Licensed Products, the System or SCEA.

10. Indemnities; Limited Liability.

   10.1 Indemnification by SCEA. SCEA shall indemnify and hold Publisher harmless from and against any and all third party claims, losses, liabilities, damages, expenses and costs, including, without limitation, reasonable fees for attorneys, expert witnesses and litigation costs, and including costs incurred in the settlement or avoidance of any such claim which result from or are in connection with a breach of any of the representations or warranties provided by SCEA herein; provided, however, that Publisher shall give prompt written notice to SCEA of the assertion of any such claim, and provided, further, that SCEA shall have the right to select counsel and control the defense and settlement thereof SCEA shall have the exclusive right, at its discretion, to commence and prosecute at its own expense any lawsuit or to take such other action with respect to such matters as shall be deemed appropriate by SCEA. Publisher shall provide SCEA, at no expense to Publisher, reasonable assistance and cooperation concerning any such matter; and Publisher shall not agree to the settlement of any suchclaim, action or proceeding without SCEA's prior writte consent.

   10.2 Indemnification By Publisher. Publisher shall indemnify and hold SCEA harmless from and against any and all claims, losses, liabilities, damages, expenses and costs, including, without limitation, reasonable fees for attorneys, expert witnesses and litigation costs, and including costs incurred in the settlement or avoidance of any such claim, which result from or are in connection with

 (i) a breach of any of the provisions of this Agreement; or

 (ii) infringement of a third party's intellectual property rights by Publisher; or (iii) any claims of or in connection with any personal or bodily injury (including death) or property damage, by whomever such claim is made, arising out of, in whole or in part, the development, marketing, sale, distribution and/or use of any of the Licensed Products (or portions thereof) unless due directly to the breach of SCEA in performing any of the specific duties and/or providing any of the specific services required of it hereunder; or (iv) any federal, state or foreign civil or criminal actions relating to the development, marketing, sale and/or distribution of Licensed Products. SCEA shall give prompt written notice to Publisher of the assertion of any such indemnified claim, and, with respect to third party claims, actions or proceedings against SCEA, SCEA shall have the right to select counsel for SCEA and reasonably control the defense and/or settlement thereof. Subject to the above, Publisher shall have the right, at its discretion, to select its own counsel, to commence and prosecute at its own expense any lawsuit, to reasonably control the defense and/or settlement thereof or to take such other action with respect to claims, actions or proceedings by or against Publisher. SCEA shall retain the right to approve any settlement. SCEA shall provide Publisher, at no expense to SCEA, reasonable assistance and cooperation concerning any such matter; and SCEA shall not agree to the settlement of any such claim, action or proceeding (other than third party claims, actions or proceedings against SCEA) without Publisher's prior written consent.

10.3 LIMITATION OF LIABILITY.

     10.3.1 LIMITATION OF SCEA'S LIABILITY. IN NO EVENT SHALL SCEA OR OTHER
SONY AFFILIATES AND THEIR SUPPLIERS, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE FOR LOSS OF PROFITS, OR ANY SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE BREACH OF THIS AGREEMENT BY SCEA, THE MANUFACTURE OF THE LICENSED PRODUCTS AND THE USE OF THE LICENSED PRODUCTS, EXECUTABLE SOFTWARE AND/OR THE SYSTEM BY PUBLISHER OR ANY END-USER, WHETHER


                          16        CONFIDENTIAL

UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY, PRODUCT LIABILITY OR OTHERWISE. IN NO EVENT SHALL SCEA'S LIABILITY ARISING UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY LIABILITY FOR DIRECT OR INDIRECT DAMAGES, AND INCLUDING WITHOUT LIMITATION ANY LIABILITY UNDER SECTION 10.1 HERETO, EXCEED THE TOTAL AMOUNT PAID BY PUBLISHER TO SCEA UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER SCEA NOR ANY SONY AFFILIATE, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, SHALL BEAR ANY RISK, OR HAVE ANY RESPONSIBILITY OR LIABILITY, OF ANY KIND TO PUBLISHER OR TO ANY THIRD PARTIES WITH RESPECT TO THE QUALITY, OPERATION AND/OR PERFORMANCE OF ANY PORTION OF THE SONY MATERIALS, THE SYSTEM OR ANY LICENSED PRODUCT.

     10.3.2 LIMITATION OF PUBLISHER'S LIABILITY. IN NO EVENT SHALL PUBLISHER OR ITS AFFILIATED COMPANIES AND THEIR SUPPLIERS, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE TO SCEA FOR ANY LOSS OF PROFITS, OR ANY SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF, RELATED TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR (ii) THE USE OR DISTRIBUTION IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT OF ANY CODE PROVIDED BY SCEA, IN WHOLE OR IN PART, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY, PRODUCT LIABILITY OR OTHERWISE, PROVIDED THAT SUCH LIMITATIONS SHALL NOT APPLY TO DAMAGES RESULTING FROM PUBLISHER'S BREACH OF SECTIONS 4, 10.2, 11 OR 13 OF THIS AGREEMENT, AND PROVIDED FURTHER THAT SUCH LIMITATIONS SHALL NOT APPLY TO AMOUNTS WHICH PUBLISHER MAY BE REQUIRED TO PAY TO THIRD PARTIES UNDER SECTIONS 10.2 OR 16.10.

   10.4 DISCLAIMER OF WARRANTY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER SCEA NOR ITS AFFILIATES AND SUPPLIERS MAKE, NOR DOES PUBLISHER RECEIVE, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE SONY MATERIALS, SCEA'S CONFIDENTIAL INFORMATION THE SYSTEM, THE UNITS OF THE LICENSED PRODUCTS MANUFACTURED HEREUNDER AND/OR PUBLISHER'S PRODUCT INFORMATION INCLUDED ON SCEA DEMO DISCS. SCEA SHALL NOT BE LIABLE FOR ANY INJURY, LOSS OR DAMAGE, DIRECT, INDIRECT OR CONSEQUENTIAL, ARISING OUT OF THE USE OR INABILITY TO USE ANY UNITS AND/OR ANY SOFTWARE ERRORS AND/OR "BUGS" IN PUBLISHER'S PRODUCT INFORMATION WHICH MAY BE REPRODUCED ON SCEA DEMO DISCS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SCEA AND ITS AFFILIATES AND SUPPLIERS EXPRESSLY DISCLAIM THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND THEIR EQUIVALENTS UNDER THE LAWS OF ANY JURISDICTION, REGARDING THE SONY MATERIALS, SCEA'S CONFIDENTIAL INFORMATION, LICENSED PRODUCTS, SCEA DEMO DISCS AND THE SYSTEM. ANY WARRANTY AGAINST INFRINGEMENT THAT MAY BE PROVIDED IN
SECTION 2-312(3) OF THE UNIFORM COMMERCIAL CODE AND/OR IN ANY OTHER COMPARABLE STATUTE IS EXPRESSLY DISCLAIMED.

11. SCEA Intellectual Property Rights.

   11.1 Licensed Trademarks. The Licensed Trademarks and the goodwill associated therewith are and shall be the exclusive property of SCEA or Affiliates of SCEA. Nothing herein shall give Publisher any right, title or interest in or to any of the Licensed Trademarks or any other trademarks of SCEA, other than the non-exclusive license provided herein. Publisher shall not do or cause to be done any not or thing in any way impairing or tending to impair or dilute any of SCEA's rights, title or interests in or to any of the Licensed Trademarks or any other trademarks of SCEA, nor shall Publisher register any trademark in its own name or in the some of any other person or entity, or obtain rights to employ Internet domain names or addresses, which are similar to or are likely to be confused with any of the Licensed Trademarks or any other trademarks of SCEA.

   11.2 License of Sony Materials and System. All rights with respect to the Sony Materials and System, including, without limitation, all of SCEA Intellectual Property Rights therein, are and shall be the exclusive property of SCEA or Affiliates of SCEA. Nothing herein shall give Publisher any right, title or interest in or to the Sony Materials or the System (or any portion thereof), other than the non-exclusive license provided herein. Publisher shall not do or cause to be done any act or thing in any way impairing or tending to impair any of SCEA's rights, title or interests in or to the Sony Materials or the System (or any portion thereof).


                          17        CONFIDENTIAL
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12. Infringement of SCEA Intellectual Property Rights By Third Parties.

In the event that Publisher discovers or otherwise becomes aware that any of the SCEA Intellectual Property Rights have been or are being infringed upon by any third party, then Publisher shall promptly notify SCEA. SCEA shall have the sole right, in its discretion, to institute and prosecute lawsuits against third parties for such infringement of SCEA Intellectual Property Rights. Any lawsuit shall be prosecuted solely at the cost and expense of SCEA and all sums recovered in any such lawsuits, whether by judgment, settlement or otherwise shall belong solely to SCEA. Upon request of SCEA, Publisher shall execute all papers, testify on all matters and otherwise cooperate in every way necessary and desirable for the prosecution of any such lawsuit. SCEA shall reimburse Publisher for the reasonable expenses incurred as a result of such cooperation, but unless authorized by other provisions of this Agreement, not costs and expenses attributable to the conduct of a cross-claim or third party action.

13. Confidentiality.

   13.1 SCEA's Confidential Information.

     13.1.1 Definition of SCEA's Confidential Information. "SCEA's Confidential Information" shall mean:

 (i) the System, Sony Materials and Development Tools;

 (ii) other documents and materials developed, owned, licensed or under the control of Sony, including all processes, data, hardware, software, inventions, trade secrets, ideas, creations, improvements, designs, discoveries, developments, research and know-how, including without limitation the SourceBook 2 and SCEA Intellectual Property Rights relating to the System, Sony Materials or Development Tools; and

 (iii) information and documents regarding SCEA's finances, business, marketing and technical plans, business methods and production plans.

SCEA's Confidential Information may consist of information in any medium, whether oral, printed, in machine-readable form or otherwise, including information apprised to Publisher and reduced to tangible or written form at any time during the term of this Agreement. In addition, the existence of a relationship between Publisher and SCEA for the purposes set forth herein shall be deemed to be SCEA's Confidential Information unless otherwise agreed to in writing by the parties or until publicly announced by SCEA.

       13.1.2 Term of Protection of SCEA's Confidential Information. The term for the protection of SCEA's Confidential Information shall commence on the Effective Date first above written and shall continue in full force and effect as long as any of SCEA's Confidential Information continues to be maintained as confidential and proprietary by SCEA and/or Sony. During such term, Publisher shall, pursuant to Section 13.1.3 below, safeguard and hold in trust and confidence and not disclose or use (except for the purposes herein specified) any and all of SCEA's Confidential Information.

       13.1.3 Preservation of SCEA's Confidential Information. Publisher shall, with respect to SCEA's Confidential Information:

 (i) not disclose SCEA's Confidential Information to any person or entity, other than those employees or directors of the Publisher whose duties justify a "need-toknow" and who have executed a confidentiality agreement in which such employees or directors have agreed not to disclose and to hold confidential all confidential information and materials (inclusive of those of third parties) which may be disclosed to them or to which they may have access during the course of their duties. At SCEA's request, Publisher shall provide SCEA with a copy of such confidentiality agreement between Publisher and its employees or directors, and shall also provide SCEA with a list of employee and director signatories. Publisher shall not disclose any of SCEA's Confidential Information to third parties, including without limitation to consultants or agents. Any employees or directors who obtain access to SCEA's Confidential Information shall be advised by Publisher of the confidential nature of SCEA's Confidential Information, and Publisher shall be responsible for any breach of this Agreement by its employees or directors.

 (ii) take all measures necessary to safeguard SCEA's Confidential Information in order to avoid disclosure, publication, or dissemination, using as high a degree of care and scrutiny, but at least reasonable care, as is consistent with the protection of valuable trade secrets by companies in high technology industries.

 (iii) ensure that all written materials relating to or containing SCEA's Confidential Information be maintained in a restricted access area and plainly marked to indicate the secret and confidential nature thereof.

 (iv) at SCEA's request, return promptly to SCEA any and all portions of SCEA's Confidential Information, together with all copies thereof.

 (v) not use, modify, reproduce, sublicense, copy, distribute, create derivative works from, or otherwise provide to third parties, SCEA's Confidential Information, or any portion thereof, except as provided herein, nor shall Publisher remove any proprietary legend set forth on or contained within any of SCEA's Confidential Information.


                          18        CONFIDENTIAL

     13.1.4 Exceptions. The foregoing restrictions shall not apply to any portion of SCEA's Confidential Information which:

 (i) was previously known to Publisher without restriction on disclosure or use, as proven by written documentation of Publisher; or

 (ii) is or legitimately becomes part of the public domain through no fault of Publisher or its employees; or

 (iii) is independently developed by Publisher's employees who have not had access to SCEA's Confidential Information, as proven by written documentation of Publisher; or

 (iv) is required to be disclosed by administrative or judicial action; provided that Publisher must attempt to maintain the confidentiality of SCEA's Confidential Information by asserting in such action the restrictions set forth in this Agreement, and, immediately after receiving notice of such action or any notice of any threatened action, Publisher most notify SCEA to give SCEA the maximum opportunity to seek any other legal remedies to maintain such SCEA's Confidential Information in confidence as herein provided; or

 (v) is approved for release by written authorization of SCEA.

     13.1.5 No Obligation to License. Disclosure of SCEA's Confidential Information to Publisher shall not constitute any option, grant or license from SCEA to Publisher under any patent or other SCEA Intellectual Property Rights now or hereinafter held by SCEA. The disclosure by SCEA to Publisher of SCEA's Confidential Information hereunder shall not result in any obligation on the part of SCEA to approve any materials of Publisher hereunder or otherwise, nor shall such disclosure by SCEA give Publisher any right to, directly or indirectly, develop, manufacture or sell any product derived from or which uses any of SCEA's Confidential Information, other than as expressly set forth in this Agreement.

     13.1.6 Publisher's Obligations Upon Unauthorized Disclosure. If at any time Publisher becomes aware of any unauthorized duplication, access, use, possession or knowledge of any SCEA's Confidential Information, it shall notify SCEA as soon as reasonably practicable, and shall promptly act to recover any such information and prevent further breach of the confidentiality obligations herein. Publisher shall provide any and all reasonable assistance to SCEA to protect SCEA's proprietary rights in any of SCEA's Confidential Information that it or its employees or permitted subcontractors may have directly or indirectly disclosed or made available, and that maybe duplicated, accessed, used, possessed or known in a manner or for a purpose not expressly authorized by this Agreement, including but notlimited to enforcement of confidentiality agreements, commencement and prosecution in good faith (alone or with the disclosing party) of legal action, and reimbursement for all reasonable attomeys' fees, costs and expenses incurred by SCEA to protect its proprietary rights in SCEA's Confidential Information. Publisher shall take all steps requested by SCEA to prevent the recurrence of any unauthorized duplication, access, use, possession or knowledge of SCEA's Confidential Information. In addition, SCEA shall have the right to pursue any actions at law or in equity, including without limitation the remedies set forth in Section 16.10 hereto.

   13.2 Publisher's Confidential Information.

     13.2.1 Definition of Publisher's Confidential Information. "Publisher's Confidential Information" shall mean:

 (i) any Product Software as provided to SCEA pursuant to this Agreement and all documentation and information relating thereto, including Product Proposals, Printed Materials and Advertising Materials (other than documentation and information intended for use by and release to end users, the general public or the trade);

 (ii) other documents and materials developed, owned, licensed or under the control of Publisher, including all processes, data, hardware, software, inventions, trade secrets, ideas, creations, improvements, designs, discoveries, developments, research and know-how; and

 (iii) information and documents regarding Publisher's finances, business, marketing and technical plans, business methods and production plans.

Publisher's Confidential Information may consist of information in any medium, whether oral, printed, in machine-readable form or otherwise, including information apprised to SCEA and reduced to tangible or written form at any time during the term of this Agreement.

     13.2.2 Term of Protection of Publisher's Confidential Information. The term for the protection of Publisher's Confidential Information shall commence on the Effective Date first above written and shall continue in full force and effect as long as any of Publisher's Confidential Information continues to be maintained as confidential and proprietary by Publisher.

     13.2.3 Preservation of Confidential Information of Publisher. SCEA shall, with respect to Publisher's Confidential Information:

    (i) hold all Publisher's Confidential Information in confidence, and shall take all reasonable steps to preserve the confidentiality of Publisher's Confidential Information, and to prevent it from falling into the public domain


                          19        CONFIDENTIAL
or into the possession of persons other than those persons to whom disclosure is authorized hereunder.

 (ii) not disclose Publisher's Confidential Information to any person other than an SCEA employee or subcontractor who needs to know or have access to such Confidential Information for the purposes of this Agreement, and only to the extent necessary for such purpose,

 (iii) ensure that all written materials relating to or containing Publisher's Confidential Information be maintained in a secure area and plainly marked to indicate the secret and confidential nature thereof.

 (iv) at Publisher's request, return promptly to Publisher any and all portions of Publisher's Confidential Information, together with all copies thereof.

 (v) not use Publisher's Confidential Information, or any portion thereof, except as provided herein, nor shall SCEA remove any proprietary legend set forth on or contained within any of Publisher's Confidential Information.

     13.2.4 Exceptions. The foregoing restrictions will not apply to any portion of Publisher's Confidential Information which:

 (i) was previously known to SCEA without restriction on disclosure or use, as proven by written documentation of SCEA; or

 (ii) is or legitimately becomes part of information in the public domain through no fault of SCEA, its employees or its subcontractors; or

 (iii) is independently developed by SCEA's employees or affiliates who have not had access to Publisher's Confidential Information, as proven by written documentation of SCEA; or

 (iv) is required to be disclosed by administrative or judicial action; provided that SCEA attempted to maintain the confidentiality of Publisher's Confidential Information by asserting in such action the restrictions set forth in this Agreement, and immediately after receiving notice of such action, notified Publisher of such action to give Publisher the opportunity to seek any other legal remedies to maintain such Publisher's Confidential Information in confidence as herein provided; or

 (vi) is approved for release by written authorization of Publisher.

     13.2.5 SCEA's Obligations Upon Unauthorized Disclosure. If at any time SCEA becomes aware of any unauthorized duplication, access, use, possession or knowledge of any of Publisher's Confidential Information, it shall notify Publisher as soon as isreasonably practicable. SCEA shall provide any and all reasonable assistance to Publisher to protect Publisher's proprietary rights in any of Publisher's Confidential Information that it or its employees or permitted subcontractors may have directly or indirectly disclosed or made available and that may be duplicated, accessed, used, possessed or known in a manner or for a purpose not expressly authorized by this Agreement including but not limited to enforcement of confidentiality agreements, cornmencement and prosecution in good faith (alone or with the disclosing party) of legal action, and reimbursement for all reasonable attorneys' fees, costs and expenses incurred by Publisher to protect its proprietary rights in Publisher's Confidential Information. SCEA shall take all reasonable steps requested by Publisher to prevent the recurrence of any unauthorized duplication, access, use, possession or knowledge of Publisher's Confidential Information.

     13.3 Confidentiality of Agreement. The terms and conditions of this Agreement shall be treated as SCEA's Confidential Information and Publisher's Confidential Information; provided that each party may disclose the terms and conditions of this Agreement:

 (i) to legal counsel;

 (ii) in confidence, to accountants, banks and financing sources and their advisors;

 (iii) in confidence, in connection with the enforcement of this Agreement or rights arising under or relating to this Agreement; and

 (iv) if required, in the opinion of counsel, to file publicly or otherwise disclose the terms of this Agreement under applicable federal and/or state securities or other laws, the disclosing party shall be required to promptly notify the other party such that the other party has a reasonable opportunity to contest or limit the scope of such required disclosure, and the disclosing party shall request, and shall use its best efforts to obtain, confidential treatment for such sections of this Agreement as the other party may designate.

14. Term and Termination.

   14.1 Effective Date; Term. This Agreement shall not be binding on the parties until it has been signed by each party, in which event it shall be effective from the Effective Date until March 31, 2003, unless earlier terminated pursuant to Section 14.2. The term shall be automatically extended for additional one-year terms thereafter, unless either party provides the other with written notice of its election not to so extend on or before January 31 of the applicable year. Notwithstanding the foregoing the term for the protection of SCEA's Confidential Information and Publisher's Confidential


                          20        CONFIDENTIAL

Information shall be as set forth in Sections 13.1.2 and 13.2.2 respectively.

   14.2 Termination by SCEA. SCEA shall have the right to terminate this Agreement immediately, by providing written notice of such election to Publisher, upon the occurrence of any of the following:

 (i) If Publisher breaches (A) any of its obligations hereunder; or (B) any other agreement entered into between SCEA or Affiliates of SCEA and Publisher.

 (ii) The liquidation or dissolution of Publisher or a statement of intent by Publisher to no longer exercise any of the rights granted by SCEA to Publisher hereunder.

 (iii) If during the term of this Agreement, a controlling interest in Publisher or in an entity which directly or indirectly has a controlling interest in Publisher is transferred to a party that (A) is in breach of any agreement with SCEA or an Affiliate of SCEA; (B) directly or indirectly holds or acquires a controlling interest in a third party which develops any interactive device or product which is directly or indirectly competitive with the System; or (C) is in litigation with SCEA or Affiliates of SCEA concerning any proprietary technology, trade secrets or other SCEA Intellectual Property Rights or SCEA's Confidential Information. As used in this Section 14.2, "controlling interest" means, with respect to any form of entity, sufficient power to control the decisions of such entity.

 (iv) If during the term of this Agreement, Publisher or an entity that directly or indirectly has a controlling interest in Publisher enters into a business relationship with a third party with whom Publisher materially contributes to develop core components to an interactive device or product which is directly or indirectly competitive with the System.

Publisher shall immediately notify SCEA in writing in the event that any of the events or circumstances specified in this Section occur.

   14.3 Product-by-Product Termination by SCEA. In addition to the events of termination described in Section 14.2, above, SCEA, at its option, shall be entitled to terminate, on a product-by-product basis, the licenses and related rights herein granted to Publisher in the event that (a) Publisher fails to notify SCEA promptly in writing of any material change to any materials previously approved by SCEA in accordance with Section 5 or Section 6.1 hereto, and such breach is not corrected or cured within thirty (30) days after receipt of written notice of such breach; (b) Publisher uses a third party that fails to comply with the requirements of Section 3 in connection with the development of any Licensed Product; (c) any third party with whom Publisher has contracted for the development of Executable Software breaches any of itsmaterial obligations to SCEA pursuant to such third party's agreement with SCEA with respect to such Licensed Product; or (d) Publisher cancels a Licensed Product or fails to provide SCEA in accordance with the provisions of Section 5 above, with the final version of the Executable Software for any Licensed Product within three
(3) months of the scheduled release date according to the Product Proposal (unless a modified final delivery date has been agreed to by the parties), or fails to provide work in progress to SCEA in strict accordance with the Review Process in Section 5.3.

   14.4 Options of SCEA in Lieu of Termination. As alternatives to terminating this Agreement or a particular Licensed Product as set forth in Sections 14.2 and 14.3 above, SCEA may, at its option and upon written notice to Publisher, take the following actions in lieu of terminating this Agreement. In the event that SCEA elects either of these options, Publisher may terminate this Agreement upon written notice to SCEA rather than allowing SCEA to exercise these options. Election of these options by SCEA shall not constitute a waiver of or compromise with respect to any of SCEA's rights under this Agreement and SCEA may elect to terminate this Agreement with respect to any breach.

     14.4.1 Suspension of Agreement. SCEA may suspend this Agreement, entirely or with respect to a particular Licensed Product or program, for a set period of time which shall be specified in writing to Publisher upon the occurrence of any breach of this Agreement

     14.4.2 Liquidated Damages. Whereas a minor breach of any of the events set out below may not warrant termination of this Agreement, but will cause SCEA damages in amounts difficult to quantify, SCEA may require Publisher to pay liquidated damages of Twenty Thousand Dollars ($20,000) per event as follows:

 (i) Failure to submit Advertising Materials to SCEA for approval (including any required resubmissions);

 (ii) Broadcasting or publishing Advertising Materials without receiving the final approval or consent of SCEA;

 (iii) Failure to make SCEA's requested revisions to Advertising Materials; or

 (iv) Failure to comply with the SourceBook 2, Manufacturing Specifications or Guidelines which relates in any way to use of Licensed Trademarks. Liquidated damages shall be invoiced separately or on Publisher's next invoice for Licensed Products. SCEA reserves the right to terminate this Agreement for breach in lieu of seeking liquidated damages or in the event that liquidated damages are unpaid.


                          21        CONFIDENTIAL

   14.5 No Refunds. In the event of the termination of this Agreement in accordance with any of the provisions of Sections 14.2 through 14.4 above, no portion of any payments of any kind whatsoever previously provided to SCEA hereunder shall be owed or be repayable to Publisher.

15. Effect of Expiration or Termination.

   15.1 Inventory Statement. Within thirty (30) days of the date of expiration or the effective date of termination with respect to any or all Licensed Products or this Agreement, Publisher shall provide SCEA with an itemized statement, certified to be accurate by an officer of Publisher, specifying the number of unsold Units of the Licensed Products as to which such termination applies, on a title-by-title basis, which remain in its inventory and/or under its control at the time of expiration or the effective date of termination. SCEA shall be entitled to conduct at its expense a physical inspection of Publisher's inventory and work in process upon reasonable written notice during normal business hours in order to ascertain or verify such inventory and inventory statement.

   15.2 Reversion of Rights. Upon expiration or termination and subject to
Section 15.3 below, the licenses and related rights herein granted to Publisher shall immediately revert to SCEA, and Publisher shall cease from any further use of SCEA's Confidential Information, Licensed Trademarks and Sony Materials and any SCEA Intellectual Property Rights therein, and, subject to the provisions of
Section 15.3 below, Publisher shall have no further right to continue the development, publication, manufacture, marketing, sale or distribution of any Units of the Licensed Products, or to continue to use any Licensed Trademarks; provided, however, that for a period of one year after termination, and subject to all the terms of Section 13, and provided this Agreement is not terminated due to a breach or default of Publisher, Publisher may retain such portions of Sony Materials and SCEA's Confidential Information as SCEA in its sole discretion agrees are required to support end users of Licensed Products but must return these materials at the end of such one year period. Upon expiration or termination, the licenses and related rights herein granted to SCEA by Publisher shall immediately revert to Publisher, and SCEA shall cease from any further use of Product Information and any Publisher Intellectual Property Rights therein; provided that SCEA may continue the manufacture, marketing, sale or distribution of any SCEA Demo Discs containing Publisher's Product Information which Publisher had approved prior to termination.

   15.3 Disposal of Unsold Units. Provided that this Agreement is not terminated due to a breach or default of Publisher, Publisher may, upon expiration or termination of this Agreement, sell off existing inventories of Licensed Products, on a non-exclusive basis, for a period of ninety (90) days from the date of expiration or termination of this Agreement, and provided such inventories have not been manufactured solely or principally for sale during such period. Subsequent to the expiration of such ninety (90) day period, or in the event this Agreement is terminated as a result of any breach or default of Publisher, any and all Units of the Licensed Products remaining in Publisher's inventory shall be destroyed by Publisher within five (5) business days of such expiration or termination. Within five (5) business days after such destruction, Publisher shall provide SCEA with an itemized statement, certified to be accurate by an officer of Publisher, indicating the number of Units of the Licensed Products which have been destroyed (on a title-by-title basis), the location and date of such destruction and the disposition of the remains of such destroyed materials.

   15.4 Return of Sony Materials and Confidential Information. Upon the expiration or earlier termination of this Agreement, Publisher shall immediately deliver to SCEA, or if and to the extent requested by SCEA destroy, all Sony Materials and any and all copies thereof, and Publisher and SCEA shall, upon the request of the other party, immediately deliver to the other party, or if and to the extent requested by such party destroy, all Confidential Information of the other party, including any and all copies thereof, which the other party previously furnished to it in furtherance of this Agreement. Within five (5) working days after any such destruction, Publisher and/or SCEA, as appropriate, shall provide the other party with an affidavit of destruction and an itemized statement, each certified to be accurate by an officer of Publisher, indicating the number of copies and/or units of the Sony Materials and/or Confidential Information which have been destroyed, the location and date of such destruction and the disposition of the remains of such destroyed materials. In the event that Publisher fails to return the Sony Materials or Confidential Information and SCEA must resort to legal means (including without limitation any use of attorneys) to recover the Sony Materials or Confidential Information or the value thereof; all costs, including SCEA's reasonable attorney's fees, shall be borne by Publisher, and SCEA may, in addition to SCEA's other remedies, withhold such amounts from any payment otherwise due from SCEA to Publisher under any agreement between SCEA and Publisher.

   15.5 Extension of this Agreement; Termination Without Prejudice. SCEA shall be under no obligation to extend this Agreement notwithstanding any actions taken by either of the parties prior to the expiration of this Agreement. Upon the expiration of this Agreement, neither party shall be liable to the other for any damages (whether direct, indirect, consequential or incidental, and including, without limitation, any expenditures, loss of profits or prospective profits) sustained or arising out of or alleged to have been sustained or to have arisen out of such expiration. The expiration or termination of this Agreement shall be without prejudice to any rights or remedies which one party


                           22       CONFIDENTIAL
may otherwise have against the other party, and shall not excuse either party from any such expiration or termination.

16. Miscellaneous Provisions.

   16.1 Notices. All notices or other communications required or desired to be sent to either of the parties shall be in writing and shall be sent by registered or certified mail, postage prepaid, or sent by recognized mtemational courier service, telegram or facsimile, with charges prepaid. The address for all notices or other communications required to be sent to SCEA or Publisher, respectively, shall be the mailing address stated in the preamble hereof or such other address as may be provided by written notice from one party to the other on at least ten (10) days' prior written notice. Any such notice shall be effective upon the date of actual or tendered delivery, as confirmed by the sending party.

   16.2 Audit Provisions. Publisher shall keep full, complete, and accurate books of account and records covering all transactions relating to this Agreement. Publisher shall preserve such books of account, records, documents, and material for a period of twenty-four (24) months after the expiration or earlier termination of this Agreement. Acceptance by SCEA of an accounting statement, purchase order, or payment hereunder will not preclude SCEA from challenging or questioning the accuracy thereof at a later time. In the event that SCEA reasonably believes that the Wholesale Price provided by Publisher with respect to any Licensed Product is not accurate, SCEA shall be entitled to request additional documentation from Publisher to support the listed Wholesale Price for such Licensed Product. In addition, during the Tenn and for a period of two (2) years thereafter and upon the giving of reasonable written notice to Publisher, representatives of SCEA shall have access to, and the right to make copies and summaries of, such portions of all of Publisher's books and records as pertain to the Licensed Products and any payments due or credits received hereunder. In the event that such inspection reveals an under-reporting of any payment due to SCEA, Publisher shall immediately pay SCEA such amount. In the event that any audit conducted by SCEA reveals that Publisher has under-reported any payment due to SCEA hereunder by five percent (5%) or more for that audit period, then in addition to the payment of the appropriate amount due to SCEA, Publisher shall reimburse SCEA for all reasonable audit costs for that audit and any and all collection costs to recover the unpaid amount.

   16.3 Force Majeure. Neither SCEA nor Publisher shall be liable for any loss or damage or be deemed to be in breach of this Agreement if its failure to perform or failure to cure any of its obligations under this Agreement results from any event or circumstance beyond its reasonable control, including, without limitation, any natural disaster, her, flood, earthquake or other Act of God; shortage of equipment, materials, supplies or transportation facilities;strike or other industrial dispute; war or rebellion; shutdown or delay in power, telephone or other essential service due to the failure of computer or communications equipment or otherwise; provided, however, that the party interfered with gives the other party written notice thereof promptly, and, in any event, within fifteen (15) business days of discovery of any such Force Majeure condition. If notice of the existence of any Force Majeure condition is provided within such period, the time for performance or cure shall be extended for a period equal to the duration of the Force Majeure event or circumstance described in such notice, except that any such cause shall not excuse the payment of any sums owed to SCEA prior to, during or after any such Force Majeure condition. In the event that the Force Majeure condition continues for more than sixty (60) days, SCEA may terminate this Agreement for cause by providing written notice to Publisher to such effect.

   16.4 No Agency. Partnership or Joint Venture. The relationship between SCEA and Publisher, respectively, is that of licensor and licensee. Both parties are independent contractors and are not the legal representative, agent, joint venturer, partner or employee of the other party for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

   16.5 Assignment. SCEA has entered into this Agreement based upon the particular reputation, capabilities and experience of Publisher and its officers, directors and employees. Accordingly, Publisher may not assign this Agreement or any of its rights hereunder, nor delegate or otherwise transfer any of its obligations hereunder, to any third party unless the prior written consent of SCEA shall first be obtained. This Agreement shall not be assigned in contravention of Section 14.2 (iii). Any attempted or purported assignment, delegation or other such transfer, directly or indirectly, without the required consent of SCEA shall be void. Subject to the foregoing, this Agreement shall inure to the benefit of the parties and their respective successors and permitted assigns (other than under the conditions set forth in Section 14.2
(iii). SCEA shall have the right to assign any and all of its rights and obligations hereunder to any Sony affiliate(s).

   16.6 Subcontractors. Publisher shall not sell, assign, delegate, subcontract, sublicense or otherwise transfer or encumber all or any portion of the licenses herein granted without the prior written approval of SCEA, provided, however, that Publisher may retain those subcontractors who provide services which do not require access to Sony Materials or SCEA's Confidential Information without such prior approval. Publisher may retain those subcontractor(s) to assist with the


                          23        CONFIDENTIAL
development, publication and marketing of Licensed Products (or portions thereof) which have signed (i) an LPA or LDA with SCEA (the "PlayStation 2 Agreement") in full force and effect throughout the term of such development and marketing; or (ii) an SCEA-approved subcontractor agreement ("Subcontractor Agreement"); and SCEA has approved such subcontractor in writing, which approval shall be in SCEA's sole discretion. Such Subcontractor Agreement shall provide that SCEA is a third-party beneficiary of such Subcontractor Agreement and has the full right to bring any actions against such subcontractors to comply in all respects with the terms and conditions of this Agreement. Publisher shall provide a copy of any such Subcontractor Agreement to SCEA prior to and following execution thereof. Publisher shall not disclose to any subcontractor any of SCEA's Confidential Information, including, without limitation, any Sony Materials, unless and until either a PlayStation 2 Agreement or a Subcontractor Agreement has been executed and approved by SCEA. Notwithstanding any consent which may be granted by SCEA for Publisher to employ any such permitted subcontractor(s), or any such separate agreement(s) that may be entered into by Publisher with any such permitted subcontractor, Publisher shall remain fully liable for its compliance with all of the provisions of this Agreement and for the compliance of any and all permitted subcontractors with the provisions of any agreements entered into by such subcontractors in accordance with this Section. Publisher shall use its best efforts to cause its subcontractors retained in furtherance of this Agreement to comply in all respects with the terms and conditions of this Agreement, and hereby unconditionally guarantees all obligations of its subcontractors. SCEA may subcontract any of its rights or obligations hereunder.

   16.7 Compliance with Applicable Laws. The parties shall at all times comply with all applicable regulations and orders of their respective countries and other controlling jurisdictions and all conventions and treaties to which their countries are a party or relating to or in any may affecting this Agreement and the performance by the parties of this Agreement. Each party, at its own expense, shall negotiate and obtain any approval, license or permit required in the performance of its obligations, and shall declare, record or take such steps to render this Agreement binding, including, without limitation, the recording of this Agreement with any appropriate governmental authorities (if required).

   16.8 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, excluding that body of law related to choice of laws, and of the United States of America. Any action or proceeding brought to enforce the terms of this Agreement or to adjudicate any dispute arising hereunder shall be brought in the Superior Court of the County of San Mateo, State of California or the United States District Court for the Northern District of California. Each of the parties hereby submits itself to the exclusive jurisdiction and venue ofsuch courts for purposes of any such action and agrees that any service of process may be effected by delivery of the summons in the manner provided in the delivery of notices set forth in Section 16.1 above. In addition, each party hereby waives the right to a jury trial in any action or proceeding related to this Agreement

   16.9 Legal Costs and Expenses. In the event it is necessary for either party to retain the services of an attorney or attorneys to enforce the terms of this Agreement or to file or defend any action arising out of this Agreement, then the prevailing party in any such action shall be entitled, in addition to any other rights and remedies available to it at law or in equity to recover from the other party its reasonable fees for attorneys and expert witnesses, plus such court costs and expenses as may be fixed by any court of competent jurisdiction. The term "prevailing party" for the purposes of this Section shall include a defendant who has by motion, judgment, verdict or dismissal by the court, successfully defended against any claim that has been asserted against it.

   16.10 Remedies. Unless expressly set forth to the contrary, either party's election of any remedies provided for in this Agreement shall not be exclusive of any other remedies, and all such remedies shall be deemed to be cumulative. Any breach of Sections 3, 4, 5, 6.1, 11 and 13 of this Agreement would cause significant and irreparable harm to SCEA, the extent of which would be difficult to ascertain. Accordingly, in addition to any other remedies including without limitation equitable relief to which SCEA may be entitled, in the event of a breach by Publisher or any of its employees or permitted subcontractors of any such Sections of this Agreement, SCEA shall be entitled to the immediate issuance without bond of ex parte injunctive relief or, if a bond is required under applicable law, on the posting of a bond in an amount not to exceed $50,000, enjoining any breach or threatened breach of any or all of such provisions. In addition, if Publisher fails to comply with any of its obligations as set forth herein, SCEA shall be entitled to an accounting and repayment of all forms of compensation, commissions, remuneration or benefits which Publisher directly or indirectly realizes as a result of or arising in connection with any such failure to comply. Such remedy shall be in addition to and not in limitation of any injunctive relief or other remedies to which SCEA may be entitled under this Agreement or otherwise at law or in equity. In addition, Publisher shall indemnify SCEA for all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and all reasonable related costs) which SCEA may sustain or incur as a result of any breach under this Agreement.

   16.11 Severability. In the event that any provision of this Agreement (or portion thereof) is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, such provision (or portion thereof) shall be


                          24        CONFIDENTIAL
enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, while the remainder of this Agreement shall continue in full force and remain in effect according to its stated terms and conditions.

   16.12 Sections Surviving Expiration or Termination. The following sections shall survive the expiration or earlier termination of this Agreement for any reason: 4, 5.8, 6.2, 6.4, 8, 9, 10, II, 13, 14.5, 15, and 16.

   16.13 Waiver. No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate or be construed as a waiver of such provision respecting any future event or circumstance.

   16.14 Modification and Amendment. No modification or amendment of any provision of this Agreement shall be effective unless in writing and signed by both of the parties. Notwithstanding the foregoing, SCEA reserves the right to modify the SourceBook 2 from time to time upon reasonable notice to Publisher.

   16.15 Headings. The section headings used in this Agreement are intended primarily for reference and shall not by themselves determine the construction or interpretation of this Agreement or any portion hereof.

   16.16 Integration. This Agreement, together with the SourceBook 2, constitutes the entire agreement between SCEA and Publisher and supersedes all prior or contemporaneous agreements, proposals, understandings and communications between SCEA and Publisher, whether oral or written, with respect to the subject matter hereof including any PlayStation 2 Confidentiality and Nondisclosure Agreement and Materials Loan Agreement between SCEA and Publisher.

   16.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.

   16.18 Construction. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either of the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

SONY COMPUTER ENTERTAINMENT AMERICA                CONSPIRACY ENTERTAINMENT INC.

By: /s/ Andrew House                               By: /s/ Sirus Ahmadi
Print Name: Andrew House                           Print Name: Sirus Ahmadi
Title: Senior Vice President                       Title: President and CEO
Date: October 12, 2000                             Date: October 3, 2000


NOT AN AGREEMENT UNTIL EXECUTED BY BOTH PARTIES


                          25        CONFIDENTIAL
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                                 PlayStationo2
                          Development System Agreement

     This PlayStationo2 Development System Agreement (the "Agreement") is entered into this 28th day of August, 2000 (the "Effective Date") by and between Sony Computer Entertainment America Inc. ("SCEA") and Conspiracy Entertainment ("Company").

     Definitions.

     1.1 "Developer Website" shall mean a passworded secure website that SCEA may establish to facilitate the dissemination of Software Tools and Documentation.

     1.2 "Development Tool(s)" shall mean the Hardware Tools, the Software Tools and the Documentation.

     1.3 "Documentation" shall mean all written materials that SCEA may provide to Company that are associated with and describe the function of the Development Tools.

     1.4 "Firmware" shall mean all code embedded on any chip contained within any Hardware Tool, as may be upgraded or changed from time to time.

     1.5 "Hardware Tool(s)" shall mean hardware development system(s), as may be updated or changed from time to time, that SCEA may sell to Company hereunder.

     1.6 "Intellectual Property Rights" shall mean, by way of example but not by way of limitation, all current and future worldwide patents and other patent rights, copyrights, trademarks, service marks, trade names, mask work rights, trade secret rights, technical information, know-how, and the equivalents of the foregoing under the laws of any jurisdiction, and all other proprietary or intellectual property rights throughout the universe, including without limitation all applications and registrations with respect thereto, and all renewals and extensions thereof.

     1.7 "License Fee" shall mean the amount charged by SCEA for the license of one (1) copy of the Software Tools, Firmware and/or Documentation.

     1.8 "Order Form(s)" shall mean, collectively, the attached order form, as it may be amended by SCEA from time to time.

     1.9 "Software Tool(s)" shall mean the code and libraries, as may be updated or changed from time to time, that SCEA may license to Company hereunder, but shall not include that code that is subject to the GNU General Public License.

     1.10 "Term" shall mean the period beginning on the Effective Date and ending on March 31, 2003 to be automatically extended for additional one year terms thereafter, unless either party provides the other with written notice on or before January 31 of the applicable year of its election not to so extend.

     1.11"Territory" shall mean the United States of America and Canada.

2. Purchase and Sale of Hardware Tools.

     2.1 From time to time, Company may buy, and SCEA may sell, the Hardware Tools that are listed in the Order Form.

     2.2 The purchase price of each Hardware Tool is set forth in the Order Form; Company shall pay any applicable sales, use or other taxes in connection therewith. SCEA may change the price of any Hardware Tool at its discretion by either providing Company with prior written notice of the price change or by publicizing the new price(s) on SCEA's Company website. Unless otherwise agreed, Company shall pay for the Hardware Tool(s) in full prior to delivery, and title to all Hardware Tools shall remain with SCEA until SCEA has received full payment.

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     2.3 If SCEA extends credit terms to Company or facilitates third party financing for Company, until Company makes payment in full for all items so financed, Company (i) grants to SCEA or SCEA's designee a first position purchase money security interest in each Hardware Tool and in the proceeds of disposition of any Hardware Tool and (ii) shall not sell, hypothecate or otherwise encumber any such Hardware Tool. Company shall execute and deliver to SCEA or SCEA's designee such financing statements as may be required to perfect the security interest, and SCEA or SCEA's designee may file such financing statements in its discretion.

     2.4 SCEA shall be free to accept or reject, in its discretion, any order of Hardware Tools. SCEA does not warrant that Hardware Tools shall be available when ordered. SCEA shall pay applicable shipping charges for all Hardware Tools shipped; however, risk of loss to the Hardware Tools shall transfer to Company upon SCEA's delivery of the Hardware Tools to SCEA's common carrier of choice.

     2.5 If Company issues a written purchase order or any other documentation purporting in any way to relate to this Agreement or the purchase of Hardware Tools hereunder, that document as issued by Company shall be considered to be for Company's internal use only, and the provisions of that document shall not amend or modify this Agreement except as may be expressly agreed to by SCEA in writing.

     2.6 Prior to the Company shipping any Hardware Tool to SCEA, either pursuant to an announced upgrade "swap" program or pursuant to the warranty provisions set forth below, Company shall (i) securely delete any and all of Company's applications software from the hard drive and/or other storage media contained in the Hardware Tool and (ii) execute and provide to SCEA the written certification form attached hereto.

     2.7 All purchases made hereunder are final. In no event shall SCEA be obligated to refund all or any portion of the purchase price ofthe Hardware Tools.

     2.8 Company shall not remove any sticker or legend that SCEA places on the Hardware Tools.

     2.9 Company acknowledges that the nontransferable license of the firmware within the Hardware Tools may act, as a practical matter, as a restriction or prohibition against the resale of the Hardware Tools.

3. License of Software Tools and Firmware.

     3.1 SCEA grants to Company a nonexclusive, nontransferable, fully paid license to use the Software Tools, Documentation and Firmware, within the Territory and for the Term, solely:

       3.1.1 For application developers and publishers, for the development of PlayStation2 compatible content subject to the terms and conditions of (i) sections 1, 2.1, 5.8, 6, 7 and 9 of an executed and existing Materials Loan Agreement and/or (ii) a subsequent written license agreement to be entered into by the parties hereto.

       3.1.2 For tool and/or middleware developers, for the development of tools and/or middleware subject to the terms and conditions of an executed and existing "STANDARD TOOL AND MIDDLEWARE DEVELOPMENT AND LICENSE AGREEMENT FOR PlayStation2" between Company and Sony Computer Entertainment Inc.

     3.2 The License Fee for the Software Tools, Documentation and Firmware is set forth in the Order Form, and may be subject to a sales tax charge notwithstanding the fact that such items are not "sold" hereunder. The Software Tools, Documentation and Firmware are, as a practical matter, "bundled" with the Hardware Tools; Company must, in addition to the Hardware Tool purchase price, pay one (1) License Fee for every Hardware Tool that it orders (but, pursuant to section 3.3 below, may make multiple copies of the Software Tool to install on those clients which are served by that Hardware Tool). Unless otherwise

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agreed, Company shall pay the License Fee in full prior to delivery or download.

     3.3 Company is authorized to copy the libraries contained within the Software Tools solely to the extent necessary to integrate the libraries into such content. For each License Fee paid and accepted by SCEA, (i) SCEA shall provide Company with one (1) copy of the Software Tools and Documentation and may, in the future, make such Software Tools and/or Documentation available on a Developer Website or through some other means of electronic distribution, and
(ii) Company is authorized only to make and install copies of the Software Tools on multiple clients to be served by one (1) Hardware Tool. Company shall not copy the Software Tools except as is specified above; Company may, however, make and maintain one (1) copy per development site solely for archival and/or backup purposes. Company shall not copy the Documentation; additional copies of the Documentation may be ordered on the Order Form.

     3.4 Other than as expressly permitted by SCEA in writing, Company shall not directly or indirectly (i) disassemble, decrypt, electronically scan, peel semiconductor components, decompile, or otherwise reverse engineer in any manner or attempt to reverse engineer or derive source code from, all or any portion of the Development Tools, or permit or encourage any third party to do so, (ii) use, modify, reproduce, sublicense, distribute, create derivative works from, or otherwise provide to third parties, the Development Tools, in whole or in part; and/or (iii) sell, lease, assign, lend, license, copy, encumber or otherwise transfer or dispose of any Software Tools or Documentation, or permit any mortgage, pledge, lien, claim, charge, security interest or other encumbrance with respect to the Software Tools or Documentation. The burden of proof under this section shall be on Company, and SCEA reserves the right to require Company to furnish evidence satisfactory to SCEA that Company has complied with this section.

     3.5 Subject to the rights granted by SCEA herein, all rights with respect to the Software Tools, Documentation and Firmware,including, without limitation, all of SCEA's Intellectual Property Rights therein, are and shall be the exclusive property of SCEA and/or its affiliates. Nothing herein shall give Company any right, title or interest in or to the Software Tools, Documentation and/or Firmware (or any portion thereof), other than the non-exclusive license and privilege during the term hereof to use them solely in accordance with the provisions of this Agreement and other agreements to be entered into by the parties hereto. Company shall not do or cause to be done any act or thing contesting or in any way impairing or tending to impair any of SCEA's rights, title, and/or interests in or to the Software Tools, Documentation and/or Firmware (or any portion thereof).

     3.6 During the Term and thereafter, Company shall not (i) apply for, seek to obtain or assert, or (ii) challenge or attack, any Intellectual Property Right in any part of the Software Tools, Documentation or Firmware.

     3.7 Except as may be expressly granted herein, all other rights to the Software Tools, Documentation and Firmware (including, but not limited to, the right and license to market, promote, advertise and sell PlayStation2 related content) are strictly reserved by SCEA.

4. Confidentiality. The confidentiality provisions of all written PlayStation2 related agreements previously entered into by the parties or their affiliates are incorporated herein in full.

5. Warranties and Limitations of Liability.

     5.1 SCEA warrants to Company that the Hardware Tools shall be free from material defects for a period of 180 days from the date of receipt by Company (the "Warranty Period"). In the event of such a defect within the Warranty Period, SCEA shall -- at its option -- repair or replace the applicable Hardware Tool at no charge to Company provided that (i) the request is made in writing during the Warranty Period, (ii) Company has properly installed and used the Hardware Tool, and (iii) Company has not modified the Hardware Tool. This warranty shall be personal to Company only and shall be nontransferable.

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

     5.2 SCEA warrants to Company that the Software Tools and media shall be free from material defects for the Warranty Period. In the event of a media defect within the Warranty Period, SCEA shall replace the applicable Software Tool at no charge to Company. In the event of a material defect within the Software Tools themselves, SCEA will make reasonable efforts to remedy the defect and provide Company with an updated version of the applicable Software Tool. Following the Warranty Period, SCEA may (but shall not be obligated to) provide extended warranty service for an additional fee.

     5.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH ABOVE, NEITHER SCEA NOR ITS AFFILIATES AND SUPPLIERS MAKE, NOR DOES COMPANY RECEIVE, ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY REGARDING THE GOODS OR MATERIALS REFERENCED HEREIN. SCEA AND ITS AFFILIATES AND SUPPLIERS EXPRESSLY DISCLAIM THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND THEIR EQUIVALENTS UNDER THE LAWS OF ANY JURISDICTION, REGARDING THE HARDWARE TOOLS, SOFTWARE TOOLS, DOCUMENTATION AND/OR FIRMWARE. ANY WARRANTY AGAINST INFRINGEMENT THAT MAY BE PROVIDED IN SECTION 2-312(3) OF THE UNIFORM COMMERCIAL CODE AND/OR IN ANY OTHER COMPARABLE STATUTE IS EXPRESSLY DISCLAIMED.

      5.4 IN NO EVENT SHALL SCEA OR ITS AFFILIATES, SUPPLIERS, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE FOR PROSPECTIVE PROFITS, OR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE BREACH OF THIS AGREEMENT BY SCEA, THE USE OF THE HARDWARE TOOLS, SOFTWARE TOOLS, DOCUMENTATION AND/OR FIRMWARE, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDINGNEGLIGENCE), INDEMNITY, PRODUCT LIABILITY OR OTHERWISE. IN NO EVENT SHALL SCEA'S LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY LIABILITY FOR DIRECT DAMAGES, AND INCLUDING WITHOUT LIMITATION ANY LIABILITY UNDER ANY LIMITED WARRANTY PROVISION ABOVE, EXCEED THE TOTAL AMOUNT PAID BY COMPANY TO SCEA UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER SCEA, NOR ANY AFFILIATE, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, SHALL BEAR ANY RISK, OR HAVE ANY RESPONSIBILITY OR LIABILITY, OF ANY KIND TO COMPANY OR TO ANY THIRD PARTIES WITH RESPECT TO THE QUALITY AND/OR PERFORMANCE OF ANY PORTION OF THE MATERIALS PROVIDED HEREUNDER OR THE CONTENT CREATED THROUGH THE USE THEREOF.

6. Use of the Software Tools.

     6.1 Company may use and store the Software Tools and Documentation solely at the development site listed on the Order Form or other location approved in writing by SCEA (the "Development Site") and ensure that they are accessible only to, and used only by, those employees and subcontractors entitled to use such materials. In the event that Company wishes to change the Development Site, it shall obtain SCEA's prior written approval thereto. Company must preserve any other proprietary rights notices placed on the Development Tools by SCEA and must place all such notices on any copies made as permitted by the terms hereof.

     6.2 Company may provide the Software Tools and Documentation to any contractor that (i) is preapproved by SCEA in writing and (ii) has executed a written agreement with Company that contains substantially all of the terms and conditions of this Agreement and that makes SCEA an express intended third party beneficiary of Company's rights thereunder. Notwithstanding such a written subcontracting agreement, Company shall be jointly and severally responsible for

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

all of the acts and omissions of its subcontractors. intellectual property rights or confidential information of SCEA.

     6.3 The designee named on the applicable Order Form (the "Company Designee") shall act as the designated caretaker of the Development Tools. The Company Designee shall be responsible for receiving all materials hereunder, overseeing that the terms of this section 6 are fulfilled and shall act as the Company contact for matters related to the Development Tools. In the event that Company wishes to appoint a new Company Designee, it shall give SCEA written notice ten (10) days prior to the change.

     6.4 SCEA may, upon reasonable notice to Company, inspect the Development Site in order to audit the use of the Software Tools and Documentation during Company's normal business hours in order to verify that Company is complying with its obligations hereunder. In addition, at SCEA's request, Company shall prepare and provide SCEA with an inventory report of Software Tools and Documentation in its possession within thirty (30) days of such request, detailing each by serial number and current physical location.

7. Termination.

     7.1 SCEA may terminate this Agreement immediately, upon written notice to
Company: (i) upon a breach of any term of this Agreement or any other agreement between Company and SCEA; (ii) upon the liquidation or dissolution of Company, or a statement of intent by Company to no longer exercise any of the rights granted by SCEA to Company hereunder, or (iii) if, during the term of this Agreement, a controlling interest in Company or a controlling interest in an entity which has, directly or indirectly, a controlling interest in Company is transferred to a party that (A) is in breach of any agreement with SCEA or an affiliate of SCEA; (B) directly or indirectly holds or acquires a controlling interest in a third party which develops any interactive device or product which is directly or indirectly competitive with the PlayStation2 console; or (C) is in litigation with SCEA or affiliates of SCEA concerning any proprietary technology, trade secrets or other

     7.2 Immediately upon termination or expiration of this Agreement, all rights granted hereunder shall revert to SCEA, Company shall no longer use the Development Tools or Documentation, and Company shall promptly deliver to SCEA -- at Company's expense and without any right to refund or reimbursement -- all Software Tools and Documentation in its possession, custody or control.

8. Indemnification.

     8.1 SCEA shall indemnify and hold Company harmless from and against any and all claims, losses, liabilities, damages, expenses and costs, including, without limitation, reasonable fees for attorneys, expert witnesses and litigation costs, and including costs incurred in the settlement or avoidance of any such claim which result from or are in connection with a breach of any of the representations or warranties provided by SCEA herein; provided, however, that Company shall give prompt written notice to SCEA of the assertion of any such claim, and provided, further, that SCEA shall have the right to select counsel and control the defense and settlement thereof. SCEA shall have the exclusive right, at its discretion, to commence and prosecute at its own expense any lawsuit or to take such other action with respect to such matters as shall be deemed appropriate by SCEA. Company shall provide SCEA, at no expense to Company, reasonable assistance and cooperation concerning any such matter; and Company shall not agree to the settlement of any such claim, action or proceeding without SCEA's prior written consent.

     8.2 Company shall indemnify and hold SCEA harmless from and against any and all claims, losses, liabilities, damages, expenses and costs, including, without limitation, reasonable fees for attorneys, expert witnesses and litigation costs, and including costs incurred in the settlement or avoidance of any such claim, which result from or are in connection with (i) a breach of any of the provisions of this Agreement, or (ii) any claims of or in connection with any

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personal or bodily injury (including death) or property damage, by whomever such claim is made, arising out of, in whole or in part, the use of any of the Development Tools hereunder, unless due directly to the breach of SCEA in performing any of the specific duties and/or providing any of the specific services required of it hereunder. SCEA shall give prompt written ,notice to Company of the assertion of any indemnified claim, and SCEA shall have the right to select counsel and reasonably control the defense and/or settlement thereof.

9. General Provisions.

   9.1 Notices. All notices or other communications required or desired to be sent to either of the parties shall be in writing to the address set forth on the attached order form, and shall be sent by registered or certified mail, postage prepaid, return receipt requested, or sent by recognized international courier service (e.g., Federal Express, DHL, etc.), telex, telegram or facsimile, with charges prepaid and subject to confirmation by letter sent via registered or certified mail, postage prepaid, return receipt requested. Any such notice shall be effective upon the date of receipt.

   9.2 Force Majeure. Neither SCEA nor Company shall be liable for any loss or damage or be deemed to be in breach of this Agreement if its failure to perform or failure to cure any of its obligations under this Agreement results from any event or circumstance beyond its reasonable control, including, without limitation, any natural disaster, fire, flood, earthquake, or other Act of God; shortage of equipment, materials, supplies, or transportation facilities; strike or other industrial dispute; war or rebellion; or shutdown or delay in power, telephone or other essential service due to the failure of computer or communications equipment or otherwise; provided, however, that the party interfered with gives the other party written notice thereof promptly, and, in any event, within fifteen (15) business days of discovery of any such Force Majeure condition. If notice of the existence of any Force Majeure condition is provided within such period, the time for performance or cure shall be extended for a period equal to the duration of the Force Majeure event orcircumstance described in such notice, except that any such cause shall not excuse the payment of any sums owed to SCEA prior to, during, or after any such Force Majeure condition.

   9.3 No Partnership or Joint Venture. The relationship between SCEA and Company, respectively, is that of licensor and licensee. Company is an independent contractor and is not the legal representative, agent, joint venturer, partner, or employee of SCEA for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

   9.4 Assignment. SCEA has entered into this Agreement based upon the particular reputation, capabilities and experience of Company and its officers, directors and employees. Accordingly, Company may not assign this Agreement or any of its rights hereunder, nor delegate or otherwise transfer any of its obligations hereunder, to any third party unless the prior written consent of SCEA shall first be obtained. Any attempted or purported assignment, delegation or other such transfer without the required consent of SCEA shall be void. Subject to the foregoing, this Agreement shall inure to the benefit of the parties and their respective successors and permitted assigns. SCEA shall have the right to assign any and all of its rights and obligations hereunder to any affiliate(s).

   9.5 Compliance with Applicable Laws. The parties shall at all times comply with all applicable regulations and orders of their respective countries and all conventions and treaties to which their countries are a party or relating to or in any way affecting this Agreement and the performance by the parties of this Agreement. Each party, at its own expense, shall negotiate and obtain any approval, license or permit required in the performance of its obligations, and shall declare, record or take such steps to render this Agreement binding, including, without limitation, the recording of this Agreement with any appropriate governmental authorities (if required).

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   9.6 Governing Law: Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, excluding that body of law related to choice of laws, and of the United States of America. Any action or proceeding brought to enforce the terms of this Agreement or to adjudicate any dispute arising hereunder shall be brought in the courts of San Mateo county, California or the Northern District of California. Each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for purposes of any such action, waives forum non conveniens and similar defenses, and agrees that any service of process may be effected by delivery of the summons in the manner provided in the delivery of notices set forth in section 9.1 above. In addition, each party hereby waives the right to a jury trial in any action or proceeding related to this Agreement.

   9.7 Legal Costs and Expenses. In the event it is necessary for either party to retain the services of an attorney or attorneys to enforce the terms of this Agreement or to file or defend any action arising out of this Agreement, then the prevailing party in any such action shall be entitled, in addition to any other rights and remedies available to it at law or in equity to recover from the other party its reasonable fees for attorneys and expert witnesses, plus such court costs and expenses as may be fixed by any court of competent jurisdiction.

   9.8 Remedies. Unless expressly set forth to the contrary, either party's election of any remedies provided for in this Agreement shall not be exclusive of any other remedies available hereunder or otherwise at law or in equity, and all such remedies shall be deemed to be cumulative. Any breach of Sections 2, 3, 4 or 6 of this Agreement would cause irreparable harm to SCEA, the extent of which would be difficult to ascertain. Accordingly, Company agrees that, in addition to any other remedies to which SCEA may be entitled, in the event of a breach by Companyor any of its employees or permitted subcontractors of any such sections of this Agreement, SCEA shall be entitled to the immediate ex parte issuance of injunctive relief --upon the posting of a bond not to exceed U.S. $50,000.00, enjoining any breach or threatened breach of any or all of such provisions. In addition, Company shall indemnify SCEA for all losses, damages, liabilities, costs and expenses (including actual attorneys' fees and all related costs) which SCEA may sustain or incur as a result of such breach.

   9.9 Severability. In the event that any provision of this Agreement (or portion thereof) is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, such provision (or part thereof) shall be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, while the remainder of this Agreement shall continue in full force and remain in effect according to its stated terms and conditions.

   9.10 Sections Surviving Expiration or Termination. The following sections shall survive the expiration or earlier termination of this Agreement for any reason: 1, 3, 4, 5, 7, 8 and 9.

   9.11 Waiver. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance.

   9.12 Modification. No modification of any provision of this Agreement shall be effective unless in writing and signed by both of the parties.

   9.13 Headings. The section headings used in this Agreement are intended primarily for reference and shall not by themselves determine the construction or interpretation of this Agreement or any portion hereof.

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   9.14 Integration. This Agreement (together with Order Forms and the
Nondisclosure Agreement) constitutes the entire agreement between SCEA and Company and supersedes all prior or contemporaneous agreements, proposals, understandings, and communications between SCEA and Company, whether oral or written, with respect to the subject matter hereof.

   9.15 Counterparts. This Agreement may be executed in two counterparts, by facsimile, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

   9.16 Construction. This Agreement shall befairly interpreted in accordance with its terms and without any strict construction in favor of or against either of the parties.

   9.17 Export. Company acknowledges that all Hardware Tools, Software Tools and Documentation are subject to U.S. export control restrictions and, additionally, may have been imported by SCEA under import documentation that indicates the destination country of use. Company certifies, therefore, that it shall not reexport, directly or indirectly, any Development Tool in violation of U.S. law and regulations. If for any reason Company does reexport any Development Tool, Company shall be exporter of record and shall be solely responsible for the obtaining of or compliance with any required export licenses. Prohibited sales and/or deliveries may subject Company to fines and imprisonment under applicable U.S. law.

   WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

SONY COMPUTER ENTERTAINMENT AMERICA                CONSPIRACY ENTERTAINMENT INC.

By: /s/ Andrew House                               By: /s/ Sirus Ahmadi
Print Name: Andrew House                           Print Name: Sirus Ahmadi
Title: Senior Vice President                       Title: President and CEO
Date: October 12, 2000                             Date: October 3, 2000

       [Neither an offer nor an agreement until executed by both parties]

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